                                                  PURSUANT TO RULE NO. 424(b)(5)
                                                              FILE NO. 333-57994


PROSPECTUS SUPPLEMENT
(To the prospectus dated April 27, 2001)

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3,250,000 Common Units

[LOGO OF STAR GAS]

Star Gas Partners, L.P.

Representing Limited Partner Interests

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We are offering 3,250,000 common units representing limited partner interests with this prospectus supplement and accompanying base prospectus.

Our common units are traded on the New York Stock Exchange under the symbol "SGU." On August 7, 2001, the last reported sale price of our common units on the New York Stock Exchange was $18.55 per common unit.

Before buying any common units you should read the discussion of material risks of investing in our common units in "Risk factors" beginning on page S-5 of this prospectus supplement and page 3 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                  Per Common Unit       Total
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Public offering price                                      $18.55 $60,287,500
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Underwriting discounts and commissions                     $ 0.93 $ 3,022,500
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Proceeds, before expenses, to Star Gas Partners,
 L.P.                                                      $17.62 $57,265,000
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The underwriters may also purchase up to an additional 487,500 common units from us to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. The underwriters expect to deliver the common units to purchasers on or about August 13, 2001.

UBS Warburg
                            A.G. Edwards & Sons, Inc.
                                                                 Lehman Brothers

CIBC World Markets      Dain Rauscher Wessels       First Union Securities, Inc.


            The date of this prospectus supplement is August 7, 2001

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The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying base prospectus, and the documents we have incorporated by reference before making any investment decision. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date. Certain capitalized terms used but not defined in this prospectus supplement have the meanings assigned to them in the accompanying base prospectus. Throughout this prospectus supplement and the accompanying base prospectus, we refer to ourselves, Star Gas Partners, L.P., as "we" or "us" or "Star Gas Partners."

TABLE OF CONTENTS
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Prospectus supplement                         Base prospectus


Prospectus supplement summary.... S-1
The offering..................... S-4
Risk factors..................... S-5
Use of proceeds.................. S-5
Price range of common units and
 distributions................... S-5
Ratio of taxable income to cash
 distributions................... S-6
Recent tax developments.......... S-6
Underwriting..................... S-7
Experts.......................... S-9
Validity of common units......... S-9

Guide to reading this prospectus.......................................   1
Who we are.............................................................   2
About this prospectus..................................................   3
Risk factors...........................................................   3
Use of proceeds........................................................  14
Ratio of earnings to fixed charges.....................................  14
Cash distribution policy...............................................  15
Description of the common units........................................  24
Description of partnership securities..................................  26
Description of debt securities.........................................  31
Federal income tax considerations......................................  42
Conflicts of interest..................................................  57
Plan of distribution...................................................  60
Validity of securities.................................................  60
Experts................................................................  60
Where you can find more information....................................  61
Forward-looking statements.............................................  61
Incorporation of certain documents by reference........................  62
Annex A -- Application for transfer of common units.................... A-1
Annex B -- Glossary of terms........................................... B-1

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Prospectus Supplement Summary

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this common unit offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the description of the offering varies between the prospectus supplement and the base prospectus, you should rely on the information in the prospectus supplement.

We have incorporated by reference in this prospectus our current report on Form 8-K dated July 31, 2001, which included information concerning our proposed acquisition of the equity interest in Meenan Oil Co., L.P. ("Meenan") and its affiliates which is discussed below. The Form 8-K included audited historical consolidated financial statements for Meenan for the three fiscal years ended June 30, 2000 and unaudited condensed consolidated financial information for Meenan for the nine months ended March 31, 2001 and 2000. In addition, the Form 8-K included unaudited pro forma condensed consolidated financial information for Star Gas Partners for the fiscal year ended September 30, 2000 and the six months ended March 31, 2001 and as of March 31, 2001, as if the Meenan acquisition had been completed at the beginning of these periods. The pro forma adjustments are based upon currently available information and certain estimates and assumptions and therefore the actual adjustments may differ from the unaudited pro forma adjustments. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations of Star Gas Partners as if the transactions had actually occurred at the beginning of the period indicated above. Similarly, the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of our future results of operations. The Form 8-K also included a copy of our press release dated July 31, 2001, which included unaudited condensed consolidated financial information for the fiscal quarters ended June 30, 2001 and 2000 and information concerning a declaration of a distribution on all units for the fiscal quarter ended June 30, 2001.

STAR GAS PARTNERS

We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve customers in the Midwest and Northeast regions, Florida and Georgia, and our home heating oil operations serve customers in the Northeast and Mid-Atlantic regions. Through our controlling interest in Total Gas & Electric, we are an independent reseller of electricity and natural gas to residential homeowners in deregulated energy markets primarily in the Northeast and Mid-Atlantic regions.

Propane Operations
Our propane operations are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 260,000 propane customers from 115 branch locations and 67 satellite storage facilities in the Midwest and the Northeast. In addition to our retail business, we also serve approximately 34 wholesale customers from our facilities in southern Indiana.

For the fiscal year ended September 30, 2000, approximately 90% of our total sales from our propane operations were to retail customers and approximately 10% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business. During this period, sales to residential customers represented 64% of the retail propane gallons sold and 73% of propane gross profits.

Home Heating Oil Operations
We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 385,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

For the fiscal year ended September 30, 2000, approximately 78% of the total sales from our heating oil operations were from sales of home heating oil, approximately 16% were from the installation and repair of heating equipment and approximately 6% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers. During this period, sales to residential customers represented 85% of the retail heating oil gallons sold and 91% of heating oil gross profits.

Electricity and Natural Gas Operations
Through our 72.7% controlling interest in Total Gas & Electric, we are an independent reseller of electricity and natural gas to approximately 70,000 residential customers in deregulated energy markets primarily in New York, Maryland, Pennsylvania, New Jersey, Washington, D.C. and Florida. In deregulated energy markets, customers have a choice in selecting energy suppliers to power and/or heat their homes. Competitors range from independent resellers, similar to Total Gas & Electric, to large public utilities. Our interest in Total Gas & Electric gives us the opportunity to extend our installation and equipment servicing expertise to electricity and natural gas consumers.

RECENT DEVELOPMENTS

Pending Acquisition
In July 2001, we entered into an agreement to purchase the entire equity interest of Meenan Oil Co., LP and its affiliates, the third largest home heating oil distributor in the United States, for a purchase price of approximately $120 million payable in cash and subject to certain working capital and other adjustments. The agreement provides that the sellers will indemnify us against damages arising from breaches of representations and warranties, covenants and unknown liabilities, other than relating to environmental matters, subject to certain thresholds and maximum damage limits. We expect to close the Meenan acquisition concurrently with the closing of this offering and a private placement of senior notes that is discussed below.

Meenan has aggregate annual sales of approximately 129.4 million gallons of heating oil and serves approximately 110,000 home heating oil customers from 8 branch locations in New York, New Jersey and Pennsylvania. All of these branches are either within or contiguous to our home heating oil division's existing area of operations.

For the fiscal year ended June 30, 2000 and the nine months ended March 31, 2001, Meenan had EBITDA of $16.1 million and $20.1 million and net income of $9.0 million and $14.2, respectively.

Approximately 81% of Meenan's retail heating oil sales are made to home heating oil customers with the remainder to industrial, commercial and institutional customers. Approximately 82% of Meenan's retail heating oil customers received their home heating oil under an automatic delivery system without the customers having to make an affirmative purchase decision.

As of June 30, 2001, Meenan had 825 employees and a fleet of 352 trucks and transport vehicles and 344 service vans.

Private Placement of Senior Notes
Concurrently with the closing of this offering, we intend to sell $103 million in principal amount of senior notes to institutional purchasers. We intend to use $63 million of the proceeds of this offering to pay a portion of the purchase price for Meenan, $32 million to repay indebtedness under our heating oil operation's bank acquisition facilities and the balance of the proceeds to repay other long-term heating oil indebtedness.

Recent Acquisitions
Since April 1, 2001, we have purchased two propane distributors with total annual sales of 3.1 million gallons to approximately 2,700 customers and five heating oil distributors with total annual sales of 13.6 million gallons to 13,100 customers for an aggregate purchase price of $16.3 million.

Recent Operating Results
For the nine months ended June 30, 2001 before the impact of SFAS No. 133, we had EBITDA of $113.9 million, representing a 32% increase from the nine months ended June 30, 2000, and net income of $2.36 per unit before the impact of SFAS No. 133, representing a 11% increase from the first nine months of fiscal 2000. As a result, our distributable cash flow for the twelve months ended June 30, 2001, before the impact of SFAS No. 133, was $56.8 million, or $2.67 per unit on all outstanding units.

The offering

 Common units offered.............  3,250,000 (excluding up to 487,500 additional common units that may be issued
                                    upon exercise of the over-allotment option)
 Common units outstanding after     22,974,967 (excluding over-allotment
  the offering....................  option)
 Distributions of available cash..  We intend to distribute, to the extent there is available cash, at least a minimum
                                    quarterly distribution of $0.575 per unit,
                                    or $2.30 per unit on a yearly basis.
  (See page 15 of the accompanying
  base prospectus)
                                    "Available cash" for any quarter consists
                                    generally of all cash on hand at the end of
                                    that quarter, as adjusted for reserves. The
                                    general partner has broad discretion in
                                    establishing reserves.
                                    In general, available cash will be
                                    distributed per quarter based on the
                                    following priorities:
                                    .  First, to the common units until each
                                       has received $0.575, plus any arrearages
                                       from prior quarters.
                                    .  Second, to the senior subordinated units
                                       until each has received $0.575.
                                    .  Third, to the junior subordinated units
                                       and general partner units until each has
                                       received $0.575.
                                    .  Finally, after each unit has received
                                       $0.575, available cash will be
                                       distributed proportionately to all units
                                       until target levels are met.
                                    .  If distributions of available cash
                                       exceed target levels greater than
                                       $0.604, the senior subordinated units,
                                       junior subordinated units and general
                                       partner units will receive incentive
                                       distributions.
 Timing of distributions..........  We make distributions approximately 45 days after March 31, June 30, September 30 and
                                    December 31 to unitholders on the
                                    applicable record date.
  (See page 16 of the accompanying
  base prospectus)
 Subordination period.............  The subordination period will end once we
  (See page 16 of the accompanying  meet the financial tests in the partnership
  base prospectus)                  agreement, but it generally cannot end
                                    before December 31, 2003. However, if the
                                    general partner is removed under some
                                    circumstances, the subordination period
                                    will end.
                                    When the subordination period ends, all
                                    senior subordinated units and junior
                                    subordinated units will convert into Class
                                    B common units on a one-for-one basis, and
                                    each common unit will be redesignated as a
                                    Class A common unit.
                                    The main difference between the Class A
                                    common units and Class B common units is
                                    that the Class B common units will continue
                                    to have the right to receive incentive
                                    distributions and additional units.
 Incentive distributions..........  If quarterly distributions of available
  (See page 17 of the accompanying  cash exceed target levels, the senior
  base prospectus)                  subordinated units, junior subordinated
                                    units and general partner units will
                                    receive an increased percentage of
                                    distributions, resulting in their receiving
                                    a greater amount on a per unit basis than
                                    the common units.

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Risk factors

You should read carefully the discussion of the material risks relating to an investment in our common units offered by Star Gas Partners under the caption "Risk factors" beginning on page 3 of the accompanying base prospectus. You should also read carefully the following risk in connection with our acquisition of Meenan.

In our acquisition of Meenan, we assumed all of Meenan's environmental liabilities.

In our acquisition of Meenan, we assumed all of Meenan's environmental liabilities, including those related to the cleanup of contaminated properties, in consideration of a reduction of the purchase price. We intend to establish a reserve of $2.8 million upon the closing of the acquisition to cover potential costs associated with known environmental issues. While we believe this reserve will be adequate, it is possible that the actual costs associated with those issues could materially exceed the amounts reserved for such environmental liabilities.

Use of proceeds

We will receive net proceeds from the sale of the common units, assuming no exercise of the over-allotment option, of approximately $56.9 million after deducting estimated underwriting discount and commissions and the estimated expenses of this offering. We will use the net proceeds to pay a portion of the purchase price for the equity interests in Meenan and we will pay the balance of the purchase price from the proceeds of our senior note offering.

Price range of common units and distributions

The common units are listed and traded on the New York Stock Exchange under the symbol "SGU." The common units began trading on December 20, 1995 on the Nasdaq National Market System under the symbol "SGASZ," at an initial public offering price of $22.00 per common unit. The following table shows the high and low closing prices for the common units on the NYSE and the cash distribution paid per common unit for the quarterly periods indicated.

Common unit closing price range

                                                                      Cash
Price range                          High          Low       distributions (/1/)
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Fiscal 1999
December 31,...................... $21.75       $14.50              $0.550
March 31,.........................  19.88        13.75               0.550
June 30,..........................  17.25        13.94               0.575
September 30,.....................  17.94        16.00               0.575
Fiscal 2000
December 31,...................... $16.88       $12.88              $0.575
March 31,.........................  15.88        13.25               0.575
June 30,..........................  16.00        13.00               0.575
September 30,.....................  17.94        15.19               0.575
Fiscal 2001
December 31,...................... $17.81       $15.50              $0.575
March 31,.........................  19.00        16.94               0.575
June 30,..........................  21.68        18.70               0.575
September 30,.....................  21.45 (/2/)  18.55 (/2/)

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(1) Distributions are shown in the quarter they were paid. The board of directors of our general partner has declared a distribution of $0.575 on all of the common units for the quarter ended June 30, 2001, which will be payable on or about August 14, 2001 to holders of record on August 6, 2001.
(2) Through August 7, 2001.

The minimum quarterly distribution was increased from $0.550 to $0.575 per unit, or from $2.20 to $2.30 per unit on a yearly basis, effective March 26, 1999.

The last reported sales price of common units on the NYSE on August 7, 2001 was $18.55 per common unit. As of August 6, 2001 there were approximately 709 holders of record of Star Gas Partners' common units.

On July 25, 2000 we announced that we would commence quarterly distributions on our senior subordinated units at an initial rate of $0.25 per unit. We paid this distribution on the senior subordinated units on August 15, 2000, November 14, 2000 and February 14, 2001. The Board of Directors of our general partner has declared a distribution of $0.575 per unit on all of the senior subordinated units, junior subordinated units and general partner units for the quarter ended June 30, 2001, which will be payable on or about August 14, 2001 to holders of record on August 6, 2001. The senior subordinated units are listed and traded on the New York Stock Exchange under the symbol "SGH."

Ratio of taxable income to cash distributions

We estimate that a holder who acquires common units in the offering and owns those units through June 30, 2004, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed for that period. Star Gas Partners further estimates that for periods after June 30, 2004, the taxable income allocable to a unitholder may constitute an increasing percentage of cash distributed to him. These estimates are based upon many assumptions regarding our business and operations, including other assumptions regarding capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we have adopted or intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that these estimates will prove to be correct. The actual taxable income that will be allocated, as a percentage of distributions, could be higher or lower, and any differences could be material and could materially affect the value of the units. See "Federal Income Tax Considerations" beginning on page 42 in the base prospectus accompanying this prospectus supplement.

Recent tax developments

Under recently enacted legislation, the top marginal income tax rate for individuals for 2001 was lowered to 39.1%. In addition, as a result of this change under current rules applicable to publicly-traded partnerships, we will be required to withhold as taxes 39.1% (as opposed to 39.6%) of any cash distributions made to foreign unitholders.

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Underwriting

We are selling our common units to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of common units set forth opposite that underwriter's name in the table below:

                                                                       Number of
Underwriter                                                         Common Units
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UBS Warburg LLC...................................................       812,600
A.G. Edwards & Sons, Inc .........................................       812,500
Lehman Brothers Inc...............................................       812,500
CIBC World Markets Corp...........................................       270,800
Dain Rauscher Incorporated........................................       270,800
First Union Securities, Inc.......................................       270,800
                                                                       ---------
   Total..........................................................     3,250,000
                                                                       =========

If the underwriters sell more common units that the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 487,500 common units from us at the offering price set forth on the cover of this prospectus supplement less the underwriting discounts and commissions to cover these sales. If any common units are purchased under this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option) if they purchase any of the common units. The following table shows the per unit and total underwriting discount and commission we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment.

                                                   Per
                                           Common Unit No Exercise Full Exercise
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Underwriting discount.....................      $ 0.93 $ 3,022,500   $ 3,475,875
Proceeds, before expenses, to us..........      $17.62 $57,265,000   $65,854,750

We expect to incur expenses of approximately $350,000 in connection with this offering.

Common units sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $0.55 per unit from the offering price. Any of these securities dealers may resell any common units purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per unit from the offering price. If all the common units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

To the extent the underwriters exercise such option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional units as the number set forth next to such underwriter's name in the preceding table bears to the total number of units in the table, and we will be obligated, pursuant to the option, to sell such units to the underwriters.

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We and several of our affiliates and executives and other persons have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, not to, without the prior written consent of UBS Warburg LLC, acting as book-running manager, transfer, dispose of or hedge any of our common units or any securities convertible into or exchangeable for common units. The foregoing restrictions shall not apply to:

 . the issuance of common units upon the exercise of unit options currently outstanding under an existing employee benefit plan;

 . pledges of common units or securities convertible into or exchangeable for common units to secure existing loans;

 . the transfer or disposition of common units in connection with a lender exercising its remedies as a secured party;

 . the transfer or disposition of common units to a family member or wholly-owned subsidiary; or

 . the issuance of common units as required by lenders to whom they are pledged.

UBS Warburg LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without any notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

To facilitate this offering of common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may overallot in connection with this offering, thus creating a short position in the common units for their own accounts. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, the common units in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the common units in this offering if the underwriters or dealer repurchases previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

UBS Warburg LLC, A.G. Edwards & Sons, Inc., Lehman Brothers Inc., CIBC World Markets Corp., Dain Rauscher Incorporated and First Union Securities, Inc. have in the past performed investment banking, underwriting, broker dealer, lending and financial advisory services for Star Gas Partners and Petro and may continue to perform investment banking, underwriting, broker dealer, lending and financial advisory services for us, and have received customary compensation for these services. Affiliates of CIBC World Markets Corp. and First Union Securities, Inc. are lenders on one of our credit facilities.


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Experts

The consolidated financial statements and the related financial statement schedules of Star Gas Partners, L.P. as of September 30, 1999 and 2000, and for each of the three years in the period ended September 30, 2000, incorporated in this prospectus supplement and the accompanying base prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2000, have been audited by KPMG LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Meenan Oil Co., L.P., as of June 30, 1999 and 2000 and for the three years ended June 30, 2000, incorporated in this prospectus supplement and the accompanying base prospectus by reference to our Current Report on Form 8-K filed on August 3, 2001, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Validity of common units

The validity of the common units and certain tax matters will be passed upon for Star Gas Partners by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain legal matters regarding the common units will be passed upon for the underwriters by Vinson & Elkins, L.L.P., New York, New York.

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PROSPECTUS

                            Star Gas Partners, L.P.

                                  $200,000,000

[STAR GAS LOGO]
                                  Common Units
                             Partnership Securities
                                Debt Securities

  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

  The common units are listed on the New York Stock Exchange under the symbol "SGU." The last reported sale price of common units on the NYSE on April 23, 2001 was $20.39 per common unit. We will provide information in the prospectus supplement for the trading market, if any, for the debt securities and partnership securities.

  You should read "Risk Factors" beginning on page 3 of this prospectus for a discussion of the material risks relating to an investment in the securities.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to purchase these securities in any state where the offer or sale is prohibited.

                 The date of this prospectus is April 27, 2001

                               TABLE OF CONTENTS

GUIDE TO READING THIS PROSPECTUS......   1
WHO WE ARE............................   2
ABOUT THIS PROSPECTUS.................   3
RISK FACTORS..........................   3
  Risks Inherent in Our Businesses....   3
  Risks Inherent in an Investment in
   Star Gas Partners..................   8
  Tax Risks to Common Unitholders.....  11


USE OF PROCEEDS.......................  14
RATIO OF EARNINGS TO FIXED CHARGES....  14
CASH DISTRIBUTION POLICY..............  15
  General Description of Cash
   Distribution.......................  15
  Quarterly Distributions of Available
   Cash...............................  16
  Distributions of Available Cash from
   Operating Surplus During the
   Subordination Period...............  16
  Distributions of Available Cash from
   Operating Surplus After the
   Subordination Period...............  17
  Incentive Distributions During the
   Subordination Period...............  17
  Incentive Distributions After the
   Subordination Period...............  18
  Distributions from Capital Surplus..  18
  Limitations and Prohibitions on
   Distributions on Subordinated
   Interests..........................  19
  Adjustment of Minimum Quarterly
   Distribution and Target
   Distribution Levels................  19
  Issuance of Additional Senior
   Subordinated Units.................  20
  Distributions of Cash upon
   Liquidation During the
   Subordination Period...............  21
  Distributions of Cash upon
   Liquidation After the Subordination
   Period.............................  23
DESCRIPTION OF THE COMMON UNITS.......  24
  The Rights of Unitholders...........  24
  Transfer Agent and Registrar........  24
  Obligations and Procedures for the
   Transfer of Units..................  24
DESCRIPTION OF PARTNERSHIP
 SECURITIES...........................  26
  Limitation on Issuance of Additional
   Partnership Securities.............  26

  Issuance of Additional Partnership
   Securities.........................  26
  Unit Purchase Rights................  27
  Amendment to Partnership Agreement..  30
DESCRIPTION OF DEBT SECURITIES........  31
  General.............................  31
  Specific Terms of Each Series of
   Debt Securities in the Prospectus
   Supplement.........................  31
  Provisions Only in the Senior
   Indenture..........................  32
  Provisions Only in the Subordinated
   Indenture..........................  36
  Provisions That Apply to Both
   Indentures.........................  36
  The Trustee.........................  41
FEDERAL INCOME TAX CONSIDERATIONS.....  42
  Tax Consequences of Unit Ownership..  42
  Tax Treatment of Unitholders........  44
  Tax-exempt Organizations and Other
   Investors..........................  48
  Tax Treatment of Operations.........  49
  Administrative Matters..............  50
  Disposition of Units................  53
  State, Local and Other Tax
   Considerations.....................  56
CONFLICTS OF INTEREST.................  57
  Conflicts of Interest May Arise as a
   Result of the Publicly-Traded
   Limited Partnership Structure......  57
  Fiduciary Duties Owed to Unitholders
   by the General Partner as
   Prescribed by Law and the
   Partnership Agreement..............  58
PLAN OF DISTRIBUTION..................  60
VALIDITY OF SECURITIES................  60
EXPERTS...............................  60
WHERE YOU CAN FIND MORE INFORMATION...  61
FORWARD-LOOKING STATEMENTS............  61
INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE............................  62
ANNEX A--APPLICATION FOR TRANSFER OF
 COMMON UNITS......................... A-1
ANNEX B--GLOSSARY OF TERMS............ B-1

                       GUIDE TO READING THIS PROSPECTUS

 The following information should help you understand some of the conventions used in this prospectus.

 . Throughout this prospectus, we refer to ourselves, Star Gas Partners,
  L.P., as "we," or "us" or "Star Gas Partners." Generally we refer to ourselves as "we" or "us" when discussing operations (such as "We are the seventh largest retail distributor of propane......''), and as ""Star
  Gas Partners'' when discussing our entity or its structure (such as ""Star Gas Partners conducts its operations through Star Gas Propane,
  L.P....'').

 . Except as the context otherwise requires, references to:

   (1) the "Petro transaction" refers to our acquisition of Petroleum Heat and Power Co., Inc. ("Petro") and certain related transactions that closed on March 26, 1999;

   (2) our operations prior to the completion of the transaction included the operations of Star Gas Propane, L.P., referred to in this prospectus as "Star Gas Propane" and its subsidiary; and

   (3) our operations from the time of completion of the Petro transaction include all of the operations cited above together with Petro's home heating oil operations.

 . When we refer to a fiscal year, we are referring to Star Gas Partners' fiscal year that ends September 30. Historically, Petro has operated on a calendar year basis.

 . This prospectus generally treats Petro's home heating oil operations as if they had historically been owned and operated by Star Gas Partners. Prior to the Petro transaction, the home heating oil business and operations referred to in this prospectus were owned and operated by Petro, which is the parent of our former general partner. Following the transaction, the home heating oil business and operations have been operated by Petro, which is our wholly-owned subsidiary, Petro's immediate parent corporation, Petro Holdings, Inc., referred to in this prospectus as "Petro Holdings," and Petro's wholly-owned subsidiaries.

 . As part of the Petro transaction, we appointed a new general partner, Star Gas LLC. References to the "general partner" generally refer to Star Gas LLC unless the context refers to the period prior to the transaction, in which case we are referring to Star Gas Corporation.

 . In April 2000, we acquired a 72.7% interest in Total Gas & Electric,
  Inc., referred to in this prospectus as Total Gas & Electric.

 . For ease of reference, a glossary of some terms used in this prospectus is included as Annex B to this prospectus. Capitalized terms not otherwise defined in this prospectus have the meanings given in the glossary.

                                   WHO WE ARE

General

  We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve customers in the Midwest and Northeast regions, Florida, and Georgia, and our home heating oil operations serve customers in the Northeast and Mid-Atlantic regions. Through our controlling interest in Total Gas & Electric, we are an independent reseller of electricity and natural gas to residential homeowners in deregulated energy markets primarily in the Northeast and Mid-Atlantic regions.

 Propane Operations

  Our propane operations are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 260,000 propane customers from 114 branch locations and 67 satellite storage facilities in the Midwest and the Northeast. In addition to our retail business, we also serve approximately 34 wholesale customers from our facilities in southern Indiana.

  For the fiscal year ended September 30, 2000, approximately 90% of our total sales from our propane operations were to retail customers and approximately 10% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business. During this period, sales to residential customers represented 64% of the retail propane gallons sold and 73% of propane gross profits.

 Home Heating Oil Operations

  We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 385,000 home heating oil customers from 25 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  For the fiscal year ended September 30, 2000, approximately 78% of our total sales from our heating oil operations were from sales of home heating oil, approximately 16% were from the installation and repair of heating equipment and approximately 6% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers. During this period, sales to residential customers represented 85% of the retail heating oil gallons sold and 91% of heating oil gross profits.

 Electricity and Natural Gas Operations

  Through our 72.7% controlling interest in Total Gas & Electric, we are an independent reseller of electricity and natural gas to approximately 110,000 residential customers in 16 deregulated energy markets primarily in New York, Maryland, Pennsylvania, New Jersey, Washington, D.C. and Florida. In deregulated energy markets, customers have a choice in selecting energy suppliers to power and/or heat their homes. Competitors range from independent resellers, like Total Gas & Electric, to large public utilities. This is a new business for us that we believe will position us to sell rationally related products such as electricity to our existing customers. In addition, it gives us the opportunity to extend our installation and equipment servicing expertise to electricity and natural gas consumers.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the common units, partnership securities and debt securities described in this prospectus in one or more offerings. The common units, partnership securities and debt securities are sometimes referred to in this prospectus as the "securities". Holders of common units and partnership securities are referred to as "unitholders" and holders of debt securities are referred to as "holders." This prospectus provides you with a general description of us and the securities. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read this prospectus, the prospectus supplement and the documents we have incorporated by reference under the heading "Incorporation of Certain Documents by Reference."

                                  RISK FACTORS

  Before you invest in the securities, you should be aware that there are risks in doing so, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

  If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected. In such event, we may be unable to make distributions to our unitholders or pay interest on or the principal of any debt securities, the trading price of our securities could decline and you may lose all or part of your investment.

Risks Inherent in Our Businesses

 Since Weather Conditions May Adversely Affect the Demand for Propane, Home Heating Oil, Natural Gas and Electricity, Our Financial Condition Is Vulnerable to Warm Winters

  Weather conditions have a significant impact on the demand for both propane and home heating oil because our customers depend on these products principally for space heating purposes. As a result, weather conditions may adversely impact our operating results and financial condition. During the peak heating season of October through March, sales of propane represent approximately 70% to 75% of our annual retail propane volume and sales of home heating oil represent approximately 75% to 80% of our annual home heating oil volume. Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume we sell and the gross profit realized on those sales and, consequently, our results of operations. For example, in fiscal 1999 and fiscal 2000, temperatures were significantly warmer than normal for the areas in which we sell propane and home heating oil. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1999 were adversely affected during fiscal 1999 and overall levels of Available Cash from Operating Surplus and EBITDA generated during fiscal 2000 were also adversely affected during fiscal 2000 primarily due to this abnormally warm weather. Weather variations also affect demand for propane from agricultural customers, because dry weather during the harvest season reduces demand for propane used in crop drying. Weather conditions also have a significant impact on the demand for both natural gas and electricity because Total Gas & Electric's customers depend on these products in part for space heating purposes.

 Petro's Operating Results Will Be Adversely Affected If It Experiences Significant Customer Losses That Are Not Offset or Reduced by Customer Gains

  Petro's net attrition of home heating oil customers averaged approximately 5% per year over the five years through 1998. This rate represents the net of its annual gross customer loss rate of approximately 15% offset by customer gains of approximately 10% per year. In 1999, net attrition was approximately 2.3%, representing gains of approximately 11.9% and gross losses of approximately 14. 2%. In fiscal 2000, Petro had a net gain of home heating oil customers equal to 1.3%, representing gains of approximately 14.3% and gross losses of approximately 13.0%. Customer losses are the result of various factors, including:

  . customer relocations;

  . supplier changes based primarily on price and service;

  . natural gas conversions; and

  . credit problems.

Petro may not be able to continue to achieve net gains of home heating oil customers and may again experience customer attrition in the future.

 Sudden and Sharp Oil and Propane Price Increases And Substantial Fluctuations in Natural Gas and Electricity Commodity Prices or the Cost of Transmitting and Distributing These Commodities That Cannot Be Passed on to Customers May Adversely Affect Our Operating Results

  The retail propane and home heating oil industries are "margin-based" businesses in which gross profits depend on the excess of retail sales prices over supply costs. Consequently, our profitability is sensitive to changes in wholesale prices of propane and heating oil caused by changes in supply or other market conditions. Many of these factors are beyond our control and thus, when there are sudden and sharp increases in the wholesale costs of propane and heating oil, we may not be able to pass on these increases to our customers through retail sales prices. In addition, the timing of cost pass-throughs can significantly affect margins. Wholesale price increases could reduce our gross profits and could, if continuing over an extended period of time, reduce demand by encouraging conservation or conversion to alternative energy sources.

  Our home heating oil business also competes for customers with suppliers of alternative energy products, principally natural gas. We could face additional price competition from alternative heating sources such as electricity and natural gas as a result of deregulation in those industries. Over the past five years, conversions by Petro's customers from heating oil to other sources have averaged approximately 1% per year of the homes it serves.

  Substantial fluctuations in energy commodity prices or the cost of transmitting and distributing those energy commodities could increase Total Gas & Electric's costs of operations.

 A Significant Portion of Our Home Heating Oil Volume Is Sold to Capped-Price Customers and Our Operating Results Could Be Adversely Affected By Changes in the Cost of Supply That We Cannot Pass On To These Customers Or Otherwise Protect Against

  A significant portion of our home heating oil volume is sold to individual customers under an agreement pre-establishing the maximum sales price of home heating oil over a twelve month period. The maximum price at which home heating oil is sold to these capped-price customers is generally renegotiated prior to the heating season of each year based on current market conditions. We currently enter into forward purchase contracts, futures contracts and option contracts for a substantial majority of the heating oil we sell to these capped-price customers in advance and at a fixed cost. Should events occur after a capped-sales price is established that increases the cost of home heating oil above the amount anticipated, margins for the capped-price customers whose heating oil was not purchased in advance would be lower than expected, while those customers whose heating oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of heating oil below the amount anticipated, margins for the capped-price customers whose heating oil was purchased in advance could be lower than expected, while margins for those customers whose heating oil was not purchased in advance would be unaffected or higher than expected.

 Market Volatility and/or Inflation May Cause Us to Sell Inventory at Less Than the Price That We Purchased It, Which Would Adversely Affect Operating Results

  Because of the potential volatility of propane prices, the market price for propane could fall below the price at which we purchased it, which could adversely affect gross margin or render sales from inventory unprofitable. Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. We purchase propane from a variety of suppliers under supply contracts and on the spot market. The major portion of propane purchased by us is produced domestically representing approximately 94% in fiscal 2000. To the extent that we purchase propane from Canadian sources, approximately 6% in fiscal 2000, our propane business will be subject to risks of disruption in foreign supply. We attempt to minimize inventory risks by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, we have on occasion purchased, and may purchase in the future, large volumes of propane at relatively attractive prices for storage in our 21 million gallon Indiana underground storage facility for future resale. We may from time to time engage in transactions, such as options or fixed price contracts to purchase propane, to hedge product costs in an attempt to reduce cost volatility. To date, the level of these activities has not been significant and we are currently engaged to only a minor extent for these transactions.

  Inflation increases our operating and administrative costs. We attempt to limit the effects of inflation on our operations through cost control efforts, productivity improvement and increases in gross profit margins.

 If We Do not Make Acquisitions on Economically Acceptable Terms, Our Future Financial Performance Will Be Limited

  Neither the propane nor the home heating oil industry is a growth industry because of increased competition from alternative energy sources. A significant portion of our growth in the past decade has been directly tied to the success of our acquisition programs. Accordingly, our future financial performance will depend on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to identify attractive acquisition candidates, whether in the home heating oil or propane sector, in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. Factors that may adversely affect our propane and home heating oil operating and financial results, such as warm weather patterns, may limit our access to capital and adversely affect our ability to make acquisitions. Any acquisition may involve potential risks, including:

  .  an increase in our indebtedness;

  .  the inability to integrate the operations of the acquired business;

  . the inability to successfully expand our operations into new territories;

  .  the diversion of management's attention from other business concerns;
     and

  . an excess of customer loss or loss of key employees from the acquired business.

  In addition, acquisitions may be dilutive to earnings and distributions to the unitholders and any additional debt incurred to finance acquisitions may affect our ability to make distributions to the unitholders.

 Because of the Highly Competitive Nature of the Retail Propane and Home Heating Oil Businesses, We May Not Be Able to Retain Existing Customers or Acquire New Customers, Which Would Have An Adverse Impact on Our Operating Results and Financial Condition

  In both our propane and home heating oil business, if we are unable to compete effectively, we may lose existing customers or fail to acquire new customers, which would have a material adverse effect on our results of operations and financial condition.

  Many of our propane competitors and potential competitors are larger or have substantially greater financial resources than we do, which may provide them with some advantages. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with five or more marketers or distributors. The principal factors influencing competition with other retail marketers are:

  .  price;

  .  reliability and quality of service;

  .  responsiveness to customer needs;

  .  safety concerns;

  .  long-standing customer relationships;

  .  the inconvenience of switching tanks and suppliers; and

  .  the lack of growth in the industry.

  We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, our operating results and financial condition could be materially and adversely affected. Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity.

  Our home heating oil business competes with heating oil distributors offering a broad range of services and prices, from full service distributors, like Petro, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price. Long-standing customer relationships are typical in the industry. It is customary for companies to deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision. Most companies provide home heating equipment repair service on a 24-hour per day basis. In some cases, homeowners have formed buying cooperatives to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain. As a result of these factors, it may be difficult for Petro to acquire new customers.

 Total Gas & Electric Faces Strong Competition From Incumbent Utilities And Other Competitors With Greater Resources And Is Required To Rely On Utilities, With Which It Competes, To Perform Some Functions For Its Customers

  Total Gas & Electric faces strong competition from incumbent utilities and other competitors with greater resources, which may limit its ability to acquire customers and materially adversely affect its financial results. Total Gas & Electric is required to rely on utilities, with which it competes, to perform some functions for its customers. Because of this reliance, service failures that are beyond Total Gas & Electric's control may still lead to poor customer satisfaction and unforeseen costs of operation.

 We Are Subject to Operating and Litigation Risks That Could Adversely Affect Our Operating Results to the Extent Not Covered by Insurance

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing customers with combustible liquids such as propane and home heating oil. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as we believe are reasonable. However, there can be no assurance that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 We Are Dependent on Principal Suppliers and Carriers, Increasing the Risk of an Interruption in Supply That Might Result In a Loss of Revenues and/or Customers

  During fiscal year 2000, 14% of our propane purchases in the Midwest were purchased on the spot market from various Mont Belvieu, Texas sources, 34% of our propane purchases were from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC and 13% were purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Although we believe that alternative sources of propane are readily available, if we are unable to purchase propane from our usual sources, the failure to obtain alternate sources at competitive prices and on a timely basis could have a material adverse effect on our business.

  Historically, a substantial portion of the propane we purchase has originated in Mont Belvieu, Texas and has been shipped to us through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on our business.

 Our Results of Operations and Financial Condition May Be Adversely Affected by Governmental Regulation and Associated Environmental and Regulatory Costs

  Our home heating oil business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. Petro has implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. It is possible, however, that Petro will have increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact Petro's operations, including underground storage and transportation of home heating oil. In addition, the environmental risks inherently associated with our home heating oil operations, such as the risks of accidental release or spill, are greater than those associated with our propane operations. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

 If Total Gas & Electric Fails To Comply With State Consumer Protection Laws And Other State Laws And Regulations To Which It Is Subject, It May Have A Material Adverse Affect On Total Gas & Electric's Operations

  Total Gas & Electric is subject to state consumer protection laws and other state laws and regulations. Total Gas & Electric currently has been subject to investigations by the Attorneys General of New York and New Jersey and an informal investigation by the Pennsylvania Public Utility Commission into its practices for soliciting customers. Total Gas & Electric has been in discussions with these agencies to resolve their investigations, has settled the New Jersey investigation and anticipates that the remaining investigations will be satisfactorily resolved. Total Gas & Electric has adopted a comprehensive sales compliance program to comply with applicable regulations.

 A Reversal Of Or Delay In The Trend Towards Competitive Restructuring Of The Electric And Natural Gas Markets Could Materially Adversely Affect Total Gas & Electric's Business Prospects And Financial Condition

  If the trend towards competitive restructuring of the electric and natural gas markets is delayed or reversed, Total Gas & Electric's business prospects and financial condition could be materially adversely affected. The current electricity shortage in California may cause such a delay or reversal.

 Total Gas & Electric Will Be Subject To Credit Risks From Its Customers That May Adversely Affect Its Operations

  In most markets Total Gas & Electric will be required to bear credit risk for its customers, which may result in additional costs of operations to the extent it is not able to effectively manage this credit risk.

Risks Inherent in an Investment in Star Gas Partners

 Cash Distributions Are Not Guaranteed and May Fluctuate with Our Performance and Reserve Requirements

  Because distributions on the common units and partnership securities are dependent on the amount of cash generated, distributions may fluctuate based on our performance. The actual amount of cash that is available will depend upon numerous factors, including:

  . profitability of operations;

  . required principal and interest payments on debt;

  . cost of acquisitions;

  . issuance of debt and equity securities;

  . fluctuations in working capital;

  . capital expenditures;

  . adjustments in reserves;

  . prevailing economic conditions; and

  . financial, business and other factors.

  Some of these factors are beyond the control of the general partner.

  The partnership agreement gives the general partner discretion in establishing reserves for the proper conduct of our business. These reserves will also affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the senior subordinated units only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  The amount of cash needed to pay the minimum quarterly distribution for the next four quarters on units outstanding on the date of this prospectus is approximately $53.1 million. This figure represents $45.4 million for the common units, $6.2 million for the senior subordinated units, $0.8 million for the junior subordinated units and $0.7 million for the general partner units. The amount of available cash generated in the twelve months ended December 31, 2000 was $44.5 million.

 Our Indebtedness May Limit Our Ability to Make Distributions and Affect our Operations

  We have debt that is substantial compared to our partners' capital. Principal and interest payable on this debt will reduce cash available to make distributions on the common units and partnership securities. Under specified circumstances, the terms of our debt instruments, including the guarantee of the senior secured notes which were issued in the Petro transaction,will limit our ability to distribute cash to our unitholders and to borrow additional funds. The limitations and restrictions in new debt that we and our subsidiaries issue may be more restrictive than those in current debt. In addition, some of our debt is secured by our assets. If we defaulted on this secured debt, the lenders could institute foreclosure proceedings to seize our assets. Any attempt to stay these foreclosure actions by seeking to reorganize under the federal Bankruptcy Code would have a material adverse effect on us and our unitholders.

 Provisions Concerning Change of Control, Default and Preclusion From Paying Distributions in Our Debt Instruments May Affect Distributions

  Our debt instruments contain provisions relating to a "change of control." A change of control of Star Gas Partners would result in approximately $170 million of Petro debt becoming immediately due and payable, and would result in the re-rating of approximately $152.5 million of Star Gas Propane debt which could lead to an increase in the interest rate of such debt. A change of control at the Petro level would accelerate the Petro debt but not the Star Gas Propane debt. In either case, this would necessarily affect our ability to make distributions to unitholders. Neither Star Gas Partners nor Petro is restricted from entering into a transaction that would trigger the change of control provisions. If these change of control provisions are triggered, some of the outstanding debt may become due. It is possible that Star Gas Partners or Petro would not have sufficient funds at the time of any change of control to make the required debt payments or that restrictions in its other debt instruments would not permit those payments. In some instances, lenders would have the right to foreclose on Star Gas Partners' or Petro's assets if debt payments were not made upon a change of control.

 Our Holding Company Structure May Limit Our Ability Repay Debt Securities

  We are a holding company and have no material operations and only limited assets. Accordingly, our ability to service our debt obligations will be entirely dependent upon the receipt of distributions from Star Gas Propane and Total Gas & Electric.

  Our holding company structure results in two principal risks:

  . Star Gas Propane and Total Gas & Electric may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay our debt service obligations, including payments on any debt securities we offer under this prospectus; and

  . In any liquidation, reorganization or insolvency proceeding involving Star Gas Partners or in any other proceeding involving claims of creditors (other than Star Gas Partners) of Star Gas Propane and Total Gas & Electric (including trade creditors, secured creditors, taxing authorities and creditors holding guarantees), your claim as a holder of any debt securities we offer under this prospectus will be effectively subordinated and junior to the claims of holders of any indebtedness of Star Gas Propane and Total Gas & Electric. As of September 30, 2000 there was $140.3 million of such indebtedness.

 We May Sell Additional Limited Partner Interests, Diluting Existing Interests of Unitholders

  Our partnership agreement generally allows us to issue additional common units and partnership securities. During the subordinated period, however, the number of common units that we may issue is subject to certain limitations. These limitations do not apply to issuances in connection with acquisitions that are accretive. When we issue additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of common units and partnership securities. Issuance of additional common units will also diminish the relative voting strength of the previously outstanding units. Following the end of the subordination period there are no limits on the total number of common units or partnership securities that we may issue.

 The Partnership Agreement Contains Provisions Intended to Discourage a Change of Management That May Diminish Trading Value

  The partnership agreement contains specific provisions that may discourage attempts to remove an incumbent general partner or otherwise change the management of Star Gas Partners. These provisions may diminish the trading price of the units under some circumstances.

 Unitholders Have Limited Voting Rights and Do Not Control the General Partner

  Unitholders have no right to elect the general partner on an annual or other continuing basis. The general partner manages and operates Star Gas Partners and Star Gas Propane. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. The general partner generally may not be removed unless approved by the holders of 66 2/3% of the outstanding units, voting together as a single class but excluding those held by the general partner and its affiliates. As a result, unitholders have only limited influence on matters affecting our operation, and it would be difficult for third parties to control or influence us. Although the partnership agreement provides that the general partner may not, with specified exceptions, transfer its general partner units to another person before December 31, 2005 unless approved by a unit majority, the members of Star Gas LLC may transfer their limited liability company interests in Star Gas LLC to a third party at any time without the approval of the unitholders.

 There Is a Limited Call Right That May Require Unitholders to Sell Their Units at an Undesirable Time or Price

  If at any time less than 20% of the outstanding units of any class are held by persons other than the general partner and its affiliates, the general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will generally equal the then-current market price of the units. As a consequence, a unitholder may be required to sell his units at an undesirable time or price. The general partner may assign this acquisition right to any of its affiliates or Star Gas Partners. After the subordination period ends, if we acquire more than 66 2/3% of the Class B common units in a twelve-month period, then we will have a similar call right.

 Our Ability to Make Distributions May Be Adversely Affected by Our Obligation to First Reimburse the General Partner

  Before we make any distributions on the units, we will reimburse the general partner for all expenses it has incurred on our behalf. The reimbursement of those expenses and the payment of reasonable fees charged by the general partner for services could adversely affect our ability to make distributions. Reimbursable expenses and fees are determined by the general partner in its sole discretion.

 Unitholders May Not Have Limited Liability in Some Circumstances

  A number of states have not clearly established limitations on the liability of limited partners for the obligations of a limited partnership. If it were determined that we had been conducting business in any state and had failed to comply with the applicable limited partnership statute, or that the rights or exercise of the rights by the limited partners as a group under the partnership agreement constituted participation in the "control" of Star Gas Partners, then a unitholder might be held liable to the same extent as the general partner for our obligations.

 The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities, Which May Permit the General Partner to Favor Its Own Interests to the Detriment of Unitholders

  Conflicts of interest have arisen and could arise in the future as a result of relationships between the general partner and its affiliates, on the one hand, and Star Gas Partners or any of the limited partners, on the other hand. As a result of these conflicts the general partner may favor its own interests and those of its affiliates over the interests of the unitholders. The nature of these conflicts is ongoing and includes the following considerations:

  . The general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . The general partner is allowed to take into account the interests of parties in addition to Star Gas Partners in resolving conflicts of interest, thereby limiting its fiduciary duty to the unitholders.

  . Except for Irik P. Sevin, who is subject to a non-competition agreement, the general partner's affiliates are not prohibited from engaging in other business or activities, including direct competition with us.

  . The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can impact the amount of cash that is distributed to unitholders.

  . The general partner determines whether to issue additional units or other equity securities of Star Gas Partners.

  . The general partner determines which costs are reimbursable by us.

  . The general partner controls the enforcement of obligations owed to us by the general partner.

  . The general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Some officers of the general partner, who will provide services to us, may also devote significant time to the businesses of the general partner's affiliates and will be compensated by these affiliates for the services rendered to them.

  . The general partner is not restricted from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances the general partner may borrow funds in order to permit the payment of distributions.

 Our Unit Purchase Rights Agreement and Provisions In Our Partnership Agreement May Inhibit A Takeover, Which Could Adversely Affect the Value of Our Partnership Securities.

  Our unit purchase rights agreement and partnership agreement contain provisions that could delay or prevent a change in control of our management. These provisions apply even if the offer may be considered beneficial by some of our unitholders. If a change of control is delayed or prevented, the market price of our partnership securities could decline.

Tax Risks to Common Unitholders

 The Increase in Taxes Payable By Petro In the Future Will Reduce Dividends to Star Gas Partners, Which May Reduce Distributions to Unitholders

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years following the Petro transaction. However, over time the amount of federal income taxes paid by Petro and its corporate affiliates will increase. In addition, a successful IRS challenge to the deductions of Petro, including depreciation or interest, will increase Petro's and its corporate affiliates' tax liability. This will reduce the amount of cash that Petro can distribute to Star Gas which in turn will reduce the amount of cash that we can distribute to our unitholders. In addition, Petro and its corporate affiliates do expect to generate earnings and profits, which will make part of the distributions from these entities to Star Gas Partners taxable dividend income to the unitholders. This dividend income cannot be offset by past or future losses generated by our propane activities.

  The Petro transaction resulted in income to Petro equal to the difference in the value of the Star Gas Partners units distributed in the merger, including the amount of any debt of which Petro was relieved, and the federal income tax basis Petro had in those units. Petro's net operating losses generally offset this income and it incurred only nominal tax. The IRS could challenge the amount of Petro's net operating losses and the use of the net operating losses to offset income realized in the Petro transaction. A successful challenge could reduce the cash we have available for distribution.

 The IRS Could Classify Us as an Association Taxable as a Corporation, Which Could Result in Our Paying Tax as an Entity Which Would Substantially Reduce the Cash Available for Distribution to Unitholders

  The federal income tax benefit of an investment in Star Gas Partners depends largely on Star Gas Partners' classification as a partnership for federal income tax purposes. Assuming the accuracy of factual matters represented as true by the general partner and Star Gas Partners, counsel is of the opinion that, as of April 24, 2001, Star Gas Partners has been and will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, we intend to rely on the opinion of counsel, which is not binding on the IRS. Based on the representations of Star Gas Partners and the general partner and a review of applicable legal authorities, counsel is also of the opinion that, as of April 24, 2001, at least 90% of our gross income is "qualifying income," within the meaning of Section 7704 of the Internal Revenue Code. This means that our income is derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource or other items. Whether we will continue to be classified as a partnership depends, at least partly, on our ability to continue to meet this qualifying income test in the future.

  If we were classified as an association taxable as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, which is currently a 35% federal rate. If this were to occur, distributions to the unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Because a tax would be imposed upon Star Gas Partners as an entity, the cash available for distribution to unitholders would be substantially reduced. Treatment of Star Gas Partners as an association that is taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the market value of the units.

  There can be no assurance that the law will not change so as to cause Star Gas Partners to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects Star Gas Partners to taxation as a corporation or otherwise subjects Star Gas Partners to entity-level taxation for income tax purposes, then specified provisions of the partnership agreement are subject to change, including a decrease in distributions to reflect the impact of that law on us.

 A Unitholder May Be Required to Pay Taxes on Income From Star Gas Partners Even if He Receives No Cash Distributions

  A unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. No assurance can be given that a unitholder will receive cash distributions equal to his allocable share of our taxable income or even equal to the actual tax liability that results from this allocable share of income. Further, upon the sale of his units, a unitholder may incur a tax liability in excess of the amount of cash he receives.

 Investors, Other Than Individuals That Are U.S. Residents, May Have Adverse Tax Consequences From Owning Units

  Investment in units by specific tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, for any unitholder that is an organization exempt from federal income tax, including IRAs and other retirement plans, virtually all of the unitholder's allocable share of taxable income in the first few years will constitute unrelated business taxable income and thus will be taxable to this unitholder.

 Because We Are a Registered Tax Shelter, A Unitholder or Star Gas Partners Faces an Increased Risk of an IRS Audit Resulting In Taxes Payable on Star Gas Partners' and Non-Star Gas Partners' Income

  We are registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. We cannot assure unitholders that we will not be audited by the IRS or that adjustments to our income or losses will not be made. Any unitholder owning less than a 1% profit interest in Star Gas Partners has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder is responsible for any tax owed as the result of an examination of his personal tax return.

 There Is A Possibility Of Loss Of Tax Benefits Relating To Nonuniformity Of Common Units And Nonconforming Depreciation Conventions

  Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of common units of the same class must be maintained. To maintain uniformity and for other reasons, we have adopted certain depreciation and amortization conventions which to a certain extent may arguably not conform to Treasury regulations. In addition, under our partnership agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if that convention is not consistent with Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of common units and could have a negative impact on the value of the common units.

 There Are State, Local and Other Taxes To Which Unitholders Will Probably Be Subject Solely Because of an Investment In the Units

  In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. The general partner anticipates that substantially all of our income will be generated in the following states: Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maine, Massachusetts, Minnesota, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia and Wisconsin. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of ownership or sale of units.

                                USE OF PROCEEDS

  Except as we may otherwise disclose in a prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities for general partnership purposes. If we decide to allocate the net proceeds of an offering of securities to a specific purpose we will make this decision at the time of the offering and we will describe this allocation in the related prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The table below sets forth the ratio of earnings to fixed charges of Star Gas Partners for the periods indicated.

                                                     Year Ended September 30,
                                                     --------------------------
                                                     1996  1997  1998 1999 2000
                                                     ----  ----  ---- ---- ----
Ratio of earnings to fixed charges.................. 1.35x 1.27x --   --   1.06x

  For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, the amortization of deferred debt issuance costs and the portion of operating rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges by $0.9 million for the year ended September 30, 1998; and $44.3 million for the year ended September 30, 1999. On a pro forma basis after giving effect to the Petro transaction, the ratio of earnings to fixed charges was 1.07x for the year ended September 30, 1999.

                            CASH DISTRIBUTION POLICY

General Description of Cash Distribution

  In general, we distribute to our partners on a quarterly basis, all of our Available Cash in the manner described below. Available Cash is defined in the glossary and generally means, for any of our fiscal quarters, all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

  (1) provide for the proper conduct of our business;

  (2) comply with applicable law, any of our debt instruments or other agreements; or

  (3) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances.

The general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any common unit arrearages for the next four quarters. As discussed below, the restrictions on distributions to senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed among different classes of units. See "--Quarterly Distributions of Available Cash."

  Operating Surplus is defined in the glossary and generally means:

  (1) the cash balance of Star Gas Partners on the date we began operations, plus approximately $20.3 million, plus all of our cash receipts, excluding cash receipts that constitute Capital Surplus; less

  (2) all of our operating expenses, debt service payments, maintenance capital expenditures and reserves established for future operations; provided, however, that Operating Surplus is calculated without any reduction for costs or expenses incurred in the transaction.

  Capital Surplus is also defined in the glossary and is generally generated only by borrowings other than for working capital purposes, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business.

  All Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since our commencement equals the Operating Surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from Operating Surplus or Capital Surplus. Any excess Available Cash, irrespective of its source, will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed on each common unit issued in our initial public offering in an aggregate amount per unit equal to $22.00 per common unit, the distinction between Operating Surplus and Capital Surplus will cease. All distributions after that date will be treated as from Operating Surplus. The general partner does not expect that there will be significant distributions from Capital Surplus.

  The senior subordinated units and the junior subordinated units are each a separate class of interests in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of common units. When issued, the Class B common units will also be a separate class of interests in Star Gas Partners.

Quarterly Distributions of Available Cash

  Except for the limitations and prohibitions on distributions discussed below, we will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. For a discussion of the restrictions on distributions to the holders of subordinated interests, see "--Limitations and Prohibitions on Distributions on Subordinated Interests."

  Upon expiration of the subordination period, all senior subordinated units and junior subordinated units will be converted, on a one-for-one basis, into Class B common units, and distributions on the general partner units will no longer be subordinated to distributions on the common units. All references to common units after the expiration of the subordination period are references to Class A common units and Class B common units, collectively, unless otherwise indicated. Neither Class A common units nor Class B common units will accrue arrearages for any quarter after the subordination period, and senior subordinated units, junior subordinated units and general partner units will not accrue any arrearages on distributions for any quarter.

Distributions of Available Cash from Operating Surplus During the Subordination Period

  The subordination period is defined in the glossary and will generally extend until the first day of any quarter beginning on or after October 1, 2002 that each of the following three events occur:

  (1) distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

  (2) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

  (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

  In specific circumstances, if the general partner is removed without cause, the subordination period will end, any existing arrearages on the common units will be extinguished, the senior subordinated units and junior subordinated units will immediately convert into Class B common units and distributions on the general partner units will no longer be subordinated.

  Distributions of Available Cash from Operating Surplus for any quarter during the subordination period will be made in the following manner:

  . First, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to the minimum quarterly distribution for that quarter.

  . Second, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to any cumulative common unit arrearages on each common unit for any prior quarter.

  . Third, 100% to the senior subordinated units, pro rata, until there has been distributed for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until there has been distributed for each junior subordinated unit and general partner unit an amount equal to the minimum quarterly distribution for that quarter.

  . Thereafter, in the manner described in "--Incentive Distributions During the Subordination Period" below.

  The general partner has a 1.85% general partner interest in Star Gas Partners in the form of general partner units and a 0.01% general partner interest in Star Gas Propane. References in this prospectus to distributions on the general partner units disregard the general partner's 0.01% general partner interest in Star Gas Propane.

Distributions of Available Cash from Operating Surplus After the Subordination Period

  Distributions of Available Cash from Operating Surplus for any quarter after the subordination period will be made in the following manner:

  (1) First, 100% to all units, pro rata, until there has been distributed to each unit an amount equal to the minimum quarterly distribution for that quarter.

  (2) Thereafter, in the manner described in "--Incentive Distributions After the Subordination Period" below.

Incentive Distributions During the Subordination Period

  For any quarter that both (1) and (2) below occur, holders of the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions as described below.

  (1) Available Cash from Operating Surplus is distributed to each of the common units, senior subordinated units, junior subordinated units and general partner units in an amount equal to the minimum quarterly distribution.

  (2) Available Cash has been distributed on outstanding common units in the amount as may be necessary to eliminate any cumulative common unit arrearages.

After the distributions described in (1) and (2) above are met, additional Available Cash from Operating Surplus for that quarter will be distributed among the units in the following manner:

  . First, 100% to all units, until each unit has received, in addition to any distributions to the common units to eliminate any cumulative common unit arrearages, a total of $0.604 per unit for that quarter (the "First Target Distribution").

  . Second, 86.7% to all units, pro rata, and 13.3% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.711 per unit for that quarter (the "Second Target Distribution").

  . Third, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.926 per unit for that quarter (the "Third Target Distribution").

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  The partnership agreement may not be amended, including the issuance of additional Star Gas Partners securities, in any manner that would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding units of the classes, each class voting separately, that would be adversely affected.

  The following table illustrates the amount of Available Cash from Operating Surplus distributed pro rata as the base distribution to all unitholders pro rata and the percentage of Available Cash distributed as incentive distributions to the holders of senior subordinated units, junior subordinated units and general partner units only at the target distribution levels. The percentages in the table below are the percentage interests of the unitholders in Available Cash from Operating Surplus distributed as base distributions to all unitholders and distributed as incentive distributions based on the number of units outstanding on the date of this prospectus.

                                                                      Percentage of Available Cash
                                                                        Distributed as Incentive
                                                                     Distributions to the Specified
                                                                               Unit Class
                                                                    ---------------------------------
                                      Percentage of  Percentage of
                          Quarterly   Available Cash Available Cash
                         Distribution Distributed as Distributed as    Senior       Junior    General
                          Amount per       Base        Incentive    Subordinated Subordinated Partner
                         Common Unit  Distributions  Distributions     Units        Units      Units
                         ------------ -------------- -------------- ------------ ------------ -------
Minimum Quarterly
 Distribution...........    $0.575        100.0%            --            --          --         --
First Target
 Distribution...........     0.604        100.0             --            --          --         --
Second Target
 Distribution...........     0.711         86.7           13.3%         10.6%        1.4%       1.3%
Third Target
 Distribution...........     0.926         76.5           23.5          18.8         2.4        2.3
Thereafter..............        --         51.0           49.0          39.2         5.0        4.8


  The percentage allocation of incentive distributions among senior subordinated units, junior subordinated units and general partner units, will change in the future if there are additional non-proportional issuances of units.

Incentive Distributions After the Subordination Period

  For any quarter for which Available Cash from Operating Surplus is distributed to each of the Class A common units, the Class B common units and general partner units in an amount equal to the minimum quarterly distribution, then any additional Available Cash from Operating Surplus for that quarter will be distributed among the unitholders in the following manner:

  . First, 100% to all units, pro rata, until each unit has received the First Target Distribution.

  . Second, 86.7% to all units, pro rata, and 13.3% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Second Target Distribution.

  . Third, 76.5% to all units, pro rata, and 23.5% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Third Target Distribution.

  . Thereafter, 51% to all units, pro rata, and 49% to all Class B common units and general partner units, pro rata.

Distributions from Capital Surplus

  Distributions of Available Cash from Capital Surplus will be made 100% on all units, pro rata, until each common unit that was issued in our initial public offering has received distributions equal to $22.00. This was the unit price from the initial public offering. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the unit price from the initial public offering. To reflect repayment, the minimum quarterly distribution and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows: the numerator is the unrecovered initial unit price immediately after giving effect to the repayment and the denominator is the unrecovered initial unit price immediately before the repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per unit and assuming Available Cash from

Capital Surplus of $11.00 per unit is distributed on all common units issued in the initial public offering, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level.

  A "payback" of the unit price from the initial public offering occurs when the unrecovered initial unit price is zero. At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from Operating Surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the holders of the rights to incentive distributions will then be entitled to receive 49% of all distributions of Available Cash, after distributions for cumulative common unit arrearages.

  Distributions from Capital Surplus will not reduce the minimum quarterly distribution or any of the target distribution levels for the quarter in which they are distributed.

Limitations and Prohibitions on Distributions on Subordinated Interests

  Distributions on the senior subordinated units, junior subordinated units and general partner units were prohibited during our fiscal year 1999 following the completion of the Petro transaction. There was no prohibition on distributions to common units during this time and all minimum quarterly distributions were paid to common unitholders.

  Beginning with the first quarter of our fiscal year 2000, which began on October 1, 1999, no distributions will be made on the senior subordinated units, junior subordinated units or general partner units, unless the aggregate amount of distributions on all units for all quarters, beginning with the first quarter of our fiscal year 2000, is equal to or less than the total Operating Surplus generated by us since October 1, 1999. Solely for purposes of this limitation, Operating Surplus does not include our cash balance on the date we began operations, plus approximately $20.3 million.

  The holders of the senior subordinated units, junior subordinated units and general partner units are not prohibited from receiving distributions from Capital Surplus in a partial liquidation during the subordination period.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

    (1) the minimum quarterly distribution;

    (2) the target distribution levels;

    (3) the Unrecovered Initial Unit Price;

    (4) the number of additional common units issuable during the subordination period without a unitholder vote;

    (5) the number of Class B common units issuable upon conversion of the senior subordinated units and the junior subordinated units; and

    (6) other amounts calculated on a per unit basis.

However, no adjustment will be made by reason of the issuance of additional units for cash or property. For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the Unrecovered Initial Unit Price would each be reduced to 50% of its initial level.

  The minimum quarterly distribution and target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

    (1) the minimum quarterly distribution or target distribution level; multiplied by

    (2) one minus the sum of:

      (x) the highest marginal federal corporate income tax rate to which we are then subject as an entity; plus

      (y) any increase in the effective overall state and local income tax rate to which we are subject as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately before the adjustment.

  The minimum quarterly distributions and target level distributions may also be adjusted in connection with the occurrence of certain events under our unit purchase rights agreement.

Issuance of Additional Senior Subordinated Units

  The partnership agreement provides for the issuance of up to 909,000 additional senior subordinated units if Petro meets specified financial tests. Specifically, if the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90 for any four-quarter period that occurs between the first and fifth anniversaries of the Petro transaction, we will issue 303,000 senior subordinated units to the holders of the senior subordinated units, junior subordinated units and general partner units of record for the final quarter of that four-quarter period. After the end of the subordination period, we would instead issue 303,000 Class B common units to the holders of the Class B common units and the general partner units. In any case, we may not issue more than 303,000 senior subordinated units or Class B common units in any 365-day period. Furthermore, we may not issue more than 909,000 senior subordinated units or Class B common units under this provision in the aggregate. We will not issue any fractional units in the issuance of these additional units but will pay to each holder who would otherwise be entitled to a fractional unit an amount in cash in lieu of those fractional units. The amount of cash to be paid will be determined by multiplying the fraction by the current market price of a senior subordinated unit or a Class B common unit, as the case may be. For this purpose, the current market price is set as of the date three days prior to issuance of the additional units. On the first day after the record date for distributions for the first quarter ending on or after the fifth anniversary of completion of the Petro transaction, the right to receive the additional units shall lapse and all conversion rights shall cease to exist.

  In addition, in lieu of a portion of the cash purchase price that would otherwise be due to the holders of the Petro 12 7/8% preferred stock, we may in the future issue an additional 175,000 senior subordinated units.

  "Petro Adjusted Operating Surplus" means, for any four-quarter period, the Adjusted Operating Surplus generated by Petro, which includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business, during that four quarter period. The determination of this amount is made in good faith by a majority of the members of the board of directors of the general partner acting with the concurrence of the audit committee. In calculating Petro Adjusted Operating Surplus:

    (1) debt service, including the payment of principal, interest and premium on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro, including the proceeds from the debt offering, shall be included to the extent that debt service is included in the calculation of Operating Surplus; and

    (2) debt service, including the payment of principal, interest and premium, on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Units", for any date, means the sum of:

    (1) the excess of the number of units outstanding at completion of the Petro transaction over the number of units outstanding immediately before the completion of the Petro transaction;

    (2) the number of units issued by Star Gas Partners after the transaction to the extent the net proceeds of which are contributed to Petro, which for these purposes includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business;

    (3) the number of senior subordinated units or Class B common units issued under the partnership agreement based on the performance of Petro; and

    (4) the deemed number of units outstanding based upon a contribution of capital to Petro by Star Gas Partners or any of its affiliates after completion of the transaction, which contribution is not covered by (2) above or traceable to debt proceeds, which number of deemed units is obtained by dividing:

      (A) the amount of that Star Gas Partners' contribution; by

      (B) the Current Market Price of a common unit, or of a Class A common unit after the termination of the subordination period.


For purposes of (4) above, the amount used to pay down the Petro debt discussed below will be treated as if it were contributed to Petro by Star Gas Partners. Specifically, Petro debt paid or debt allocated to Petro from internally generated funds that exist at Petro only because Petro has not paid dividends up to Star Gas Partners in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding units of Star Gas Partners will fall within (4) above. The distribution per senior subordinated unit of Star Gas Partners shall be the amount that Star Gas Partners would have been deemed to have distributed per Petro Unit had they been actual outstanding units of Star Gas Partners. For purposes of the number of deemed outstanding units in (4) above, those units shall be deemed to be issued on the date of the capital contribution. For purposes of determining the number of outstanding Petro Units for any period of time, the number of units issued under (2), (3) and (4) above shall be determined on a weighted average basis based on the amount of time they have been outstanding. For this purpose, common unit means Class A common unit upon expiration of the subordination period. Petro Units are not "units" as such term is used in this prospectus.

  The terms upon which any of the said additional units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders of those units without the affirmative vote of the holders of a majority of the outstanding senior subordinated units, junior subordinated units and general partner units, voting together as a single class.

Distributions of Cash upon Liquidation During the Subordination Period

  Following the beginning of the dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed on the units in accordance with respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all units pro rata, the allocations of gains and losses attributable to liquidation are intended to favor the holders of outstanding common units over the holders of all other outstanding units, to the extent of the unrecovered initial unit price plus any cumulative common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of Star Gas Partners to enable the holders of common units to fully recover their Unrecovered Initial Unit Price and arrearages, even though there may be cash available for distribution to the holders of senior subordinated units and junior subordinated units. The manner of the adjustment is provided in the partnership agreement. If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts, to the extent of and in proportion to, those negative balances.

  . Second, 100% to the common units, pro rata, until the capital account for each common unit is equal to the Unrecovered Initial Unit Price for that common unit plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs, plus any cumulative common unit arrearages on those common units.

  . Third, 100% to the senior subordinated units, pro rata, until the capital account for each senior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until the capital account for each junior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fifth, 100% to all units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the First Target Distribution per unit over the then effective minimum quarterly distribution per unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per unit that was distributed 100% to all units, pro rata, for each quarter of Star Gas Partners' existence.

  . Sixth, 86.7% to all units, pro rata, 13.3% to senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Second Target Distribution per common unit over the First Target Distribution per common unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per common unit but not in excess of the Second Target Distribution for each quarter of Star Gas Partners' existence.

  . Seventh, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Third Target Distribution per common unit over the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of Star Gas Partners' existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the unitholders in the following manner:

  . First, 100% to the junior subordinated units and general partner units, pro rata, in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Second, 100% to the senior subordinated units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Third, 100% to the common units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Thereafter, to the general partner units.

Distributions of Cash upon Liquidation After the Subordination Period

  If our liquidation occurs after the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts to the extent of and in proportion to those negative balances.

  . Second, 100% to all Class A common units and Class B common units, until the capital account for each Class A common unit and Class B common unit is equal to the Unrecovered Initial Unit Price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Third, 100% to all units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the First Target Distribution per Class A common unit over the then effective minimum quarterly distribution for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per Class A common unit that was distributed 100% to units, pro rata, for each quarter of our existence.

  . Fourth, 86.7% to all units, pro rata, and 13.3% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Second Target Distribution per Class A common unit over the First Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of our existence.

  . Fifth, 76.5% to all units, pro rata, and 23.5% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Third Target Distribution per Class A common unit over the Second Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of our existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all Class B common units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the general partner units, the Class A common units and the Class B common units, pro rata, in proportion to the positive balances in their capital accounts, until the positive balances in those capital accounts have been reduced to zero.

  Interim adjustments to capital accounts will be made at the time we issue additional interests or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

                        DESCRIPTION OF THE COMMON UNITS

  The common units have been registered under the Exchange Act and we are subject to the reporting and certain other requirements of the Exchange Act. We are required to file periodic reports containing financial and other information with the SEC.

  Purchasers of common units in this offering and later transferees of common units, or their brokers, agents or nominees on their behalf, will be required to execute transfer applications. The form of transfer application is included as Annex A to this prospectus and is also shown on the reverse side of the certificate representing common units. Purchasers may hold common units in nominee accounts, provided that the broker, or other nominee, executes and delivers a transfer application and becomes a limited partner. We will be entitled to treat the nominee holder of a common unit as the absolute owner of that unit, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder.

The Rights of Unitholders

  Generally, the common units represent limited partner interests, which entitle the holders of those units to participate in our distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to our distributions, see "Cash Distribution Policy."

Transfer Agent and Registrar

  We have retained BankBoston N.A. as registrar and transfer agent for the common units. The transfer agent receives a fee from us for serving in these capacities. All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the unitholder. There will be no charge to holders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The transfer agent may resign, or be removed by us. If no successor is appointed within 30 days, the general partner may act as the transfer agent and registrar until a successor is appointed.

Obligations and Procedures for the Transfer of Units

  Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the common units to persons that purchase directly from underwriters will be accomplished through the completion, execution and delivery of a transfer application by that purchaser for that purchase. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units does the following:

  . Becomes the record holder of those units and shall be constituted as an assignee until admitted into Star Gas Partners as a substituted limited partner;

  . Automatically requests admission as a substituted limited partner in Star
    Gas Partners;

  . Agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

  . Represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  . Grants powers of attorney to the general partner and any liquidator of Star Gas Partners as specified in the partnership agreement; and

  . Makes the consents and waivers contained in the partnership agreement.

  An assignee will become a substituted limited partner of Star Gas Partners for the transferred common units upon satisfaction of the following two conditions:

  . The consent of the general partner, which may be withheld for any reason in its sole discretion.
  . The recording of the name of the assignee on the books and records of Star Gas Partners.

  Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in Star Gas Partners for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only the following rights:

  . The right to assign the common unit to a purchaser or other transferee.

  . The right to transfer the right to seek admission as a substituted limited partner in Star Gas Partners for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application for those common units. In addition, such purchaser or transferee may not receive some federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide the transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or fails to execute and forward the transfer application to the transfer agent.

                     DESCRIPTION OF PARTNERSHIP SECURITIES

 Limitation on Issuance of Additional Partnership Securities

  Except as discussed below, the general partner is authorized to cause us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions established in its sole discretion, without the approval of any limited partners. Partnership securities means any class or series of units of limited partner interest other than common units, any option, right, warrant or appreciation rights relating to these securities or any other type of equity interest or rights to acquire any equity interest that Start Gas Partners may issue according to its partnership agreement.

  Except as described in (1) through (3) below, during the subordination period, we may not issue an aggregate of more than 2,500,000 additional common units or units on a parity with the common units without the prior approval of at least a majority of the outstanding common units, other than those held by the general partner and its affiliates.

  (1) If the issuance occurs:

      (a) for an acquisition or a capital improvement; or

      (b) to repay debt incurred for an acquisition or a capital improvement;

      in each case, where the acquisition or capital improvement involves assets that would have, on a pro forma basis, resulted in an increase in the amount of Adjusted Operating Surplus calculated on a per units basis for all outstanding units for each of the four most recently completed quarters.

  (2) If the proceeds from the issuance are used exclusively to repay up to $20 million of indebtedness of Star Gas Partners, Star Gas Propane or any of its subsidiaries.

  (3) The issuance of Class B common units upon the conversion of the senior subordinated units and junior subordinated units at the end of the subordination period.

  Also, the partnership agreement may not be amended, including to permit the issuance of additional partnership securities, in any manner that would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding units of the classes, each class voting separately, that would be adversely affected.

 Issuance of Additional Partnership Securities

  The following is a description of the general terms and provisions of the partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to the partnership agreement relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference in this prospectus at or prior to the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

  Subject to the limitations described above, the general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

  The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series will including the following:

      . the maximum number of securities to constitute the series and the designation and ranking thereof;

      . the annual distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions shall be paid in cash, securities or otherwise;

      . whether the securities of the series will be redeemable and, if so, the price at the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series shall be entitled to receive upon the redemption thereof;

      . the liquidation preference, if any, applicable to securities of the series;

      . the terms and conditions, if any, on which the securities of the series shall be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, is any, of adjusting the same;

      .  the voting rights, if any, of the securities of the series;

  The holders of partnership securities will have no preemptive rights. Partnership securities will be fully paid and nonassessable when issued upon full payment of the purchase price therefor. The prospectus supplement will contain, if applicable, a description of the material United States federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

Unit Purchase Rights

  Each common unit and each other partnership security consisting of a unit of limited or general partnership interest includes a right to purchase from us a Class A common unit at a purchase price of $80.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and American Stock Transfer & Trust Company as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

 Detachment of Rights; Exercisability

  The rights are attached to all certificates representing our currently outstanding units and will attach to all unit certificates we issue prior to the "distribution date." That date will occur, except in some cases, on the earlier of:

      . ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of either our outstanding common units or the aggregate of our outstanding senior subordinated units and junior subordinated units, or

      . ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our general partner may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our units will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient units.

  Until the distribution date:

      .  unit certificates will evidence the rights,

      .  the rights will be transferable only with those certificates,

      . new unit certificates will contain a notation incorporating the rights agreement by reference, and

      . the surrender for transfer of any unit certificate will also constitute the transfer of the rights associated with the units represented by the certificate.

  The rights are not exercisable until the distribution date and will expire at the close of business on April 16, 2011, unless we redeem or exchange them at an earlier date as described below.

  As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of units as of the close of business on the distribution date. From that date on, only separate rights certificates will represent the rights. We will issue rights with all units issued prior to the distribution date. We will also issue rights with units issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other units issued after the distribution date.

 Flip-In Event

  A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a "permitted offer." The rights agreement defines "permitted offer" as a tender or exchange offer for all outstanding units at a price and on terms that our general partner determines to be fair to and otherwise in the best interests of our unitholders.

  If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable following the end of the subordination period to receive the number of Class A common units, or in some specified circumstances, cash, property or other securities, which has a "current per unit market price" equal to two times the exercise price of the right. Please refer to the rights agreement for the definition of "current per unit market price."

 Flip-Over Event

  A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

      . we are acquired or we acquire such person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

      . 50% or more of our assets, cash flow or earning power is sold, leased or transferred.

  If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of common units or equivalent securities of the acquiring company that has a current market price equal to two times the exercise price of the right.

  When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

 Class A Common Units

  After the distribution date and following the end of the subordination period, each right will entitle the holder to purchase Class A common units, which is how we refer to common units in the partnership agreement following the end of the subordination period. Please refer to the "Description of Common Units" section in this prospectus for additional information about our common units.

 Antidilution

  The number of rights associated with a unit, the number of Class A common units issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a unit distribution on, or a subdivision, combination or reclassification of, our common units occurring prior to the distribution date. The exercise price of the rights and the number of Class A common units or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of some specified transactions affecting the common units.

  With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require us to issue fractional Class A common units and, in lieu thereof, we will make a cash payment based on the market price of the common units.

 Redemption of Rights

  At any time until the time a person becomes an acquiring person, we may redeem the rights in, whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, securities or such other consideration as our general partner may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

 Exchange of Rights

  At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of our outstanding units or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one Class A common unit, and/or other equity securities deemed to have the same value as one Class A common unit, per right, subject to adjustment.

 Substitution

  If we have an insufficient number of authorized but unissued Class A common units available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute other specified types of property for Class A common units so long as the total value received by the holder of the rights is equivalent to the value of the Class A common units that the unitholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

 No Rights as a Unitholder; Taxes

  Until a right is exercised, a holder of rights will have no rights to vote or receive distributions or any other rights as a holder of our units. Unitholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our Class A common units, or other consideration, or for the common units or equivalent securities of the acquiring company or are exchanged as described above.

 Amendment of Terms of Rights

  Our general partner may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the rights and the expiration date of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, our general partner may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

 Rights Agent

  American Stock Transfer & Trust Company serves as rights agent with regard to the rights.

 Antitakeover Effects

  The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our general partner. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our unitholders. Because our general partner can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our general partner.

Adoption of Amendments to Partnership Agreement

  On April 17, 2001, we adopted Amendment No. 1 to our amended and restated partnership agreement to provide for new Article 36 which is substantially the same as Section 203 of the Delaware General Corporation Law.

  New Article 36 prohibits an "interested holder," which is defined generally as a person or group owning 15% or more of the partnership's outstanding units, from engaging in a "business combination" with the partnership for three years following the date such person became an interested holder unless:

    (i) Before such person or group became an interested holder, the general partner approved either the transaction in which the interested holder became an interested holder or the proposed business combination;

    (ii) Upon consummation of the transaction that resulted in the interested holder becoming an interested holder, the interested holder owns at least 85% of the outstanding units at the time the transaction commenced (excluding units held by the general partner and its affiliates); or

    (iii) Following the transaction in which such person or group became an interested holder, the business combination is approved by the general partner and authorized at a meeting of the unitholders by the affirmative vote of the holders of two-thirds of the outstanding units that are not owned by the interested holder.

Amendment No. 1 also includes certain amendments to the terms of our partnership agreement that are necessary in order to implement the rights agreement.

                         DESCRIPTION OF DEBT SECURITIES

General

  The debt securities will be:

  . our direct secured or unsecured general obligations; and

  . either senior debt securities or subordinated debt securities.

  Senior debt securities will be issued under a Senior Indenture and subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are each referred to as an "Indenture" and collectively referred to as the "Indentures." We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, the "Trustee"). The Trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described below under "Where You Can Find More Information." The Indentures will be subject to, and governed by, the TIA. We will execute an Indenture and supplemental indenture if and when we issue any debt securities.

  We have summarized below the material provisions of the Indentures in the following order:

  . those provisions that apply only to the Senior Indenture;

  . those provisions that apply only to the Subordinated Indenture; and

  . those provisions that apply to both Indentures.

  We have not restated the Indentures in their entirety in this prospectus. You should read the Indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the Indentures.

  In the Indentures, the term "Subsidiary" means, with respect to any person:

  . any partnership of which more than 50% of the partners' equity interests
    (considering all partners' equity interests as a single class) is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof; or

  . any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof.

Specified Terms of Each Series of Debt Securities in the Prospectus Supplement

  A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

  . whether the debt securities are senior or subordinated debt securities;

  . the title of the debt securities;

  . the total principal amount of the debt securities;

  . the assets, if any, that are pledged as security for the payment of the debt securities;

  . whether we will issue the securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  . the prices at which we will issue the debt securities;

  . the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  . the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  . any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  . the date or dates on which the principal of the debt securities will be payable;

  . the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  . any conversion or exchange provisions;

  . any optional redemption provisions;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  . any changes to or additional Events of Default or covenants; and

  . any other terms of the debt securities.

Provisions Only in the Senior Indenture

 Summary

  The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The Senior Indenture will contain provisions that:

  . limit our ability to put liens on our principal assets; and

  . limit our ability to sell and lease back our principal assets.

  The Subordinated Indenture will not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

 Limitations on Liens

  The Senior Indenture will provide that Star Gas Partners will not, nor will it permit any Subsidiary to, create, assume, incur of suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of Star Gas Partners or any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

  There is excluded from this restriction:

  1. Permitted Liens (as defined below);

  2. with respect to any series, any lien upon any property or assets of Star Gas Partners or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

  3. any lien upon any property or assets created at the time of acquisition of such property or assets by Star Gas Partners or any Subsidiary or within one year after such time to secure all or a portion of indebtedness incurred to refund other indebtedness used to pay the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by Star Gas Partners or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

  5. any lien upon property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

  6. any lien upon any property or assets to secure all or part of indebtedness incurred to refund other indebtedness used to pay the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  7. liens are imposed by law or order as a result of any proceeding before any court or regulatory body that are being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Star Gas Partners or the applicable Subsidiary has not exhausted its appellate rights;

  8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (7) above; or

  9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (8) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced plus any expenses of Star Gas Partners and its subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding replacement; or

  10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of Star Gas Partners or any Subsidiary.

  Notwithstanding the foregoing, under the Senior Indenture, Star Gas Partners may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of Star Gas Partners or any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leaseback covenant described below) does not exceed 10% of Consolidated Net Worth (as defined below).

"Permitted Liens" means:

  1. zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of Star Gas Partners and its Subsidiaries taken as a whole;

   2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

   3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of any property;

   4. liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by Star Gas Partners or any Subsidiary in good faith;

   5. liens of, or to secure performance of, leases, other than capital leases;

   6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

   7. any lien upon property or assets acquired or sold by Star Gas Partners or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

   8. any lien incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

   9.  any lien in favor of Star Gas Partners or any Subsidiary;

  10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by Star Gas Partners or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  11. any lien securing industrial development, pollution control or similar revenue bonds;

  12. any lien securing debt of Star Gas Partners or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under this Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Star Gas Partners or any Subsidiary in connection therewith;

  13. liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  14. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

  15.  liens if any securing the payment of the securities; or

  16. liens existing on any property of any person at the time it becomes a Subsidiary, or existing prior to the time of acquisition (and not created in anticipation of such acquisition) upon any property acquired by Star Gas Partners or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by or such Subsidiary, provided that (i) any such lien shall be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property and (i) the principal amount of the debt secured by any such lien shall at no time exceed an amount equal to the lesser of (A) the cost of such property to Star Gas Partners such Subsidiary, as the case may be, and (B) the fair market value of such property (as determined in good faith by the general partner of Star Gas Partners) at the time such person owning such property becomes a Subsidiary or at the time of such acquisition by Star Gas Partners or such Subsidiary, as the case may be.

  "Consolidated Net Worth" means the amount by which

   1. the total assets appearing on a consolidated balance sheet of Star Gas Partners and its Subsidiaries prepared in accordance with generally accepted accounting principles as of the date of determination (after eliminating all amounts properly attributable to minority interests in the stock and surplus, if any, of its Subsidiaries) exceeds

   2. total liabilities of Star Gas Partners and its Subsidiaries appearing on a consolidated balance sheet of Star Gas Partners and its Subsidiaries prepared in accordance with generally accepted accounting principles as of the date of determination;

in each case after eliminating all intercompany transactions.

 Restriction on Sale-Leasebacks

  The Senior Indenture will provide that Star Gas Partners will not and will not permit any Subsidiary to, engage in the sale or transfer by Star Gas Partners or any Subsidiary of any property or assets to a person (other than Star Gas Partners or a Subsidiary) and the taking back by Star Gas Partners or any Subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

   1. such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

   2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than the lesser of (A) three years and (B) 60% of the useful remaining life of such property as determined in good faith by the general partner of Star Gas Partners;

   3. Star Gas Partners or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

   4. Star Gas Partners or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any debt of Star Gas Partners or any Subsidiary that is not subordinated to the senior debt securities, or
      (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of Star Gas Partners or its Subsidiaries.

  "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, repairs, maintenance, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

  Notwithstanding the foregoing, under the Senior Indenture Star Gas Partners may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon property and assets not excepted by clauses (1) through (16), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Worth.

Provisions Only in the Subordinated Indenture

 Subordinated Debt Securities Subordinated to Senior Debt

  The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness not expressed to be subordinate or junior in right of payment to the subordinated debt securities or any other indebtedness of Star Gas Partners ranking pari passu or junior in right of payment to the subordinated debt securities.

 Payment Blockages

  The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  . we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

  . we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

  . we have a nonpayment default on any Senior Debt that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time.

 No Limitation on Amount of Senior Debt

  The Subordinated Indenture will not limit the amount of Senior Debt that we incur.

Provisions That Apply to Both Indentures

 Consolidation, Merger or Asset Sale

  Each Indenture will, in general, allow us to consolidate or merge with another domestic entity. They will also allow us to sell, lease or transfer all or substantially all of our property and assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures.

  However, we may only consolidate or merge with or into an entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

  . the remaining or acquiring entity is organized under the laws of the United States, any state or the District of Columbia;

  . the remaining or acquiring entity assumes Star Gas Partners' obligations under the Indentures; and

  . immediately after giving effect to the transaction no Default or Event of Default (as defined below) exists.

  The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indentures and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

 Modification of Indentures

    We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

  . change the stated maturity of the principal of or any installment of principal of or interest on any debt security

  . reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security

  . change the redemption date for any debt security

  . Change our obligation, if any, to pay additional amounts

  . reduce the principal amount of an original discount debt security payable upon acceleration of maturity

  . change the currency in which any debt security or any premium or interest on any debt security is payable

  . change the redemption right of any holder

  . impair the right to institute suit for the enforcement of any payment on any debt security

  . reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults

  . reduce quorum or voting requirements

  . change our obligation to maintain an office or agency in the places and for the purposes required by the Indenture

  . modify any of the above provisions

  We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances, including:

  . to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer

  . to add covenants and events of default or to surrender any rights we have under the Indenture

  . to make any change that does not adversely affect any outstanding debt securities of a series in any material respect

  . to secure the senior debt securities as described above under "Provisions
    Only in the Senior Indenture-Limitations on Liens"

  . to provide for successor trustees

  . to cure any ambiguity, omission, defect or inconsistency

  The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

 Events of Default and Remedies

  "Event of Default" when used in an Indenture, will mean any of the following:

  . failure to pay the principal of, or any premium on, any debt security when due;

  . failure to pay interest on any debt security for 30 days after such payment is due;

  . failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

  . certain events of bankruptcy, insolvency or reorganization of Star Gas
    Partners; or

  . any other Event of Default included in any Indenture or supplemental indenture.

  The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

  An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

  If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

  Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

 No Limit on Amount of Debt Securities

  Neither of the Indentures will limit the amount of debt securities that we may issue. Each Indenture allows us to issue debt securities up to the principal amount that we authorize.

 Registration of Notes

  We may issue debt securities of a series in registered, bearer, coupon or form.

 Minimum Denominations

  Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

 No Personal Liability of General Partner

  Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner and its directors, officers, employees and stockholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

 Payment and Transfer

  Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

   Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

 Form, Exchange, Registration and Transfer

  Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

  We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.


  In the case of any redemption in part, we will not be required:

  . to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

  . to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

 Discharging our Obligations

  We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

  We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

 Book Entry, Delivery and Form

  The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

  Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

  Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

  DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

  DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

  We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

  It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

  Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if.

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

 Resignation or Removal of Trustee

  If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, the Trustee shall either eliminate its interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and either the Senior Indenture or Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

  The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

 Limitations on Trustee if it is a Creditor of Star Gas Partners

  Each Indenture will contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of Star Gas Partners, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

 Annual Trustee Report to Holders of Debt Securities

  The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

 Certificates and Opinions to be Furnished to Trustee

  Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                       FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of the material tax considerations that may be relevant to prospective unitholders and, to the extent described below under "--Legal Opinions and Advice," expresses the opinion of Phillips Nizer Benjamin Krim & Ballon, LLP special counsel to the General Partner and us, insofar as it relates to matters of law and legal conclusions. This section is based upon provisions of the Internal Revenue Code, its existing and proposed regulations and administrative rulings and court decisions as of April 24, 2001, all of which are subject to change even with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to we or us are references to both us and Star Gas Propane.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of units.

Tax Consequences of Unit Ownership

  Legal Opinions and Advice. Counsel is of the opinion that, as of April 24, 2001 and based on the representations and subject to the qualifications in the detailed discussion that follows, for federal income tax purposes:

  (1) Star Gas Partners and Star Gas Propane have been and will each be treated as a partnership; and

  (2) owners of units, with certain exceptions, as described in "--Tax Treatment of Unitholders--Limited Partner Status" below, will be treated as partners of Star Gas Partners, but not Star Gas Propane.

In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of counsel as of April 24, 2001.

  No ruling has been or is expected to be requested from the IRS regarding our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements made here would be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, no assurance can be given that the treatment of Star Gas Partners or an investment in Star Gas Partners will not be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

  For the reasons described below, counsel has not rendered an opinion on the following specific federal income tax issues:

  (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (see "--Tax Treatment of Unitholders-- Treatment of Short Sales");

  (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units--Allocations Between Transferors and Transferees");

  (3) whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Units--Section 754 Election"); and

  (4) whether the allocations of recapture income contained in the partnership agreement will be respected (see "Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction").

  Partnership Status. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or is expected to be sought from the IRS as to the status of Star Gas Partners or Star Gas Propane as a partnership for federal income tax purposes. Instead, we have relied on the opinion of counsel that, based upon the Code, its regulations, published revenue rulings and court decisions and representations described below, Star Gas Partners and Star Gas Propane have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, counsel has relied on factual representations made by Star Gas Partners and the general partner. Such factual matters for taxable years beginning before December 31, 1996 are as follows:

    (a) For Star Gas Partners and Star Gas Propane, the general partner, at all times while acting as general partner of the relevant partnership, had a net worth, computed on a fair market value basis, excluding its interest in Star Gas Partners and Star Gas Propane and any notes or receivables due from such partnerships, equal to at least $6.0 million;

    (b) Star Gas Partners has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the limited partnership agreement for Star Gas Propane and

           (3) its description in this prospectus;

    (d) The general partner has at all times acted independently of the limited partners; and

    (e) For each taxable year, less than 10% of the gross income of Star Gas Partners has been derived from sources other than

           (1) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

           (2) other items of qualifying income within the meaning of Section 7704(d) of the Code.

  These factual matters for taxable years beginning after December 31, 1996 are as follows:

    (a) Neither Star Gas Partners nor Star Gas Propane has elected, or will elect, to be treated as an association or corporation;

    (b) Star Gas Partners has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement of Star Gas Partners as it may be amended or restated, and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the Star Gas Propane partnership agreement, and

           (3) its description in this prospectus; and

    (d) For each taxable year, more than 90% of the gross income of Star Gas Partners has been and will be

           (1) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or their products or

           (2) other items of "qualifying income" within the meaning of
               Section 7704(d) of the Code.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships, 90% or more of whose gross income for every taxable year consists of "qualifying income." Qualifying income includes interest from other than a financial business, dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of Star Gas Partners and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 7.0% of our gross income for each taxable year will not constitute qualifying income.

  If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in Star Gas Partners. This contribution and liquidation should be tax-free to unitholders and Star Gas Partners, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

  If Star Gas Partners or Star Gas Propane were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to Star Gas Partners or Star Gas Propane at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of Star Gas Partners' current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in the units is reduced to zero. Accordingly, treatment of either Star Gas Partners or Star Gas Propane as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

  The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

  Limited Partner Status. Unitholders who have become limited partners of Star Gas Partners will be treated as partners of Star Gas Partners for federal income tax purposes. Counsel is of the opinion that (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners and (b) Star Gas Partners unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Star Gas Partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Phillips Nizer's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

  A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. See "--Treatment of Short Sales." Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by this unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Star Gas Partners for federal income tax purposes.

  Flow-through of Taxable Income. No federal income tax will be paid by Star Gas Partners. Instead, each Star Gas Partners unitholder who is a partner for federal income tax purposes will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of Star Gas Partners without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated income from Star Gas Partners even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Star Gas Partners income, gain, loss and deduction for the taxable year of Star Gas Partners ending with or within the taxable year of the unitholder.

  Although it is not expected that Petro and its affiliates will pay significant federal income tax for several years, Petro and its affiliates expect to generate earnings and profits during that time making a portion of the distributions from them to Star Gas Partners taxable dividend income to Star Gas Partners and thus, to the unitholders. Such dividend income cannot be offset by past or future losses generated by our propane activities.

  Treatment of Partnership Distributions. Distributions by Star Gas Partners to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of the tax basis he has in his units immediately before the distribution. Our cash distributions in excess of a Star Gas Partners unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities", will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Star Gas Partners Losses."

  A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis he has in his units, if such distribution reduces his share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Code, and collectively, "Section 751 Assets". To that extent, he will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in a unitholder's realization of ordinary income under Section 751(b) of the Code. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Star Gas Partners unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  Tax Rate. The top marginal income tax rate for individuals for 2001 is 39.6%. In general, net capital gains of an individual are generally subject to a maximum 20% tax rate if the asset was held for more than 12 months at the time of disposition. However, a portion of the capital gain that a unitholder realizes upon the sale or exchange of a unit may be subject to a maximum tax rate of 25% (instead of 20%) to the extent of the "unrecaptured section 1250 gain."

  Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction, or loss for purposes of the alternative minimum tax. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Basis of Units. A unitholder will have an initial tax basis for his units equal to the price he paid for them or, generally, the adjusted basis of any property contributed in exchange for units. His basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from Star Gas Partners and by the unitholder's share of Star Gas Partners' losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Units--Recognition of Gain or Loss."

  Limitations on Deductibility of Star Gas Partners Losses. The deduction by a Star Gas Partners unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" regarding our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions made to him cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or "at risk" amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above such gain previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of his units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

  The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately for each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded companies, interest and dividend income generated by us, such as dividends from Petro and its affiliates, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded companies. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

  (1) interest on indebtedness properly allocable to property held for investment;

  (2) our interest expense attributed to portfolio income; and

  (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  Allocation of Star Gas Partners Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the senior subordinated units or junior subordinated units, or that incentive distributions are made to holders of senior subordinated units, junior subordinated units or general partner units or to holders of senior subordinated units and not to junior subordinated units or general partner units, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, our items of income, gain, loss and deduction will generally be allocated first, to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts, as maintained under our partnership, agreement, and, second, to the general partner.

  As required by Section 704(c) of the Code and as permitted by its Regulations, some items of our income, deduction, gain and loss will be allocated in a manner to account for the difference between the tax basis and fair market value of property that is contributed or deemed contributed to us by a partner ("Contributed Property"). The effect of these allocations to a noncontributing unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution or deemed contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of Star Gas Partners income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in Star Gas Partners, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to Star Gas Partners, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under our partnership agreement, with the possible exception of the allocation of recapture income discussed above, will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, Star Gas Partners is authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current Star Gas Partners unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Star Gas Partners as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

  Treatment of Short Sales. A Star Gas Partners unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss for those units would not be reportable by the unitholder, any cash distributions received by the unitholder for those units would be fully taxable and all of these distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Units--Recognition of Gain or Loss."

Tax-exempt Organizations and Other Investors

  Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to that unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of our gross income will include that type of income at least in the next few years.

  Under current rules applicable to publicly-traded partnerships, we are required to withhold as taxes 39.6% of any cash distributions made to foreign unitholders. A foreign unitholder may claim a credit for those taxes. If that tax exceeds the taxes due from the foreign unitholder, he may claim a refund. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on the applicable Form W-8 in order to obtain a credit for the taxes withheld. A change in applicable law may require us to change these procedures. In addition, non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of those units. As a consequence, they will be required to file federal tax returns for their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain.

  Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity", which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business. Except to the extent the ruling applies, as to which counsel has not opined, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Tax Treatment of Operations

  Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each Star Gas Partners unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to report in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Units--Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for such property will be borne by the contributors of such property. See "--Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction."

  To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions for goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

  If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions for our property may be required to recapture such deductions as ordinary income upon a sale of his interest in us. See "--Tax Treatment of Unitholders-- Allocation of Star Gas Partners Income, Gain, Loss and Deduction" and "-- Disposition of Units--Recognition of Gain or Loss."

  Uniformity of Units. Because we cannot match transferors and transferees of units, uniformity of the economic and tax characteristics of the units to a purchaser of these units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. See "-- Disposition of Units--Section 754 Election."

  We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the regulations under
Section 743, but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of the Partnership's assets. See "--Disposition of Units--Section 754 Election." To the extent this
Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the regulations and legislative history. If we determine that this a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "--Disposition of Units--Recognition of Gain or Loss."

  Valuation of Star Gas Partners Property and Basis of Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Star Gas Partners unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

  State and Local Tax Considerations. For a discussion of the state and local tax considerations arising from an investment in units, see "--State and Local Tax Considerations" at the end of this section.

Administrative Matters

  Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective Star Gas Partners unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

  The IRS may audit our federal income tax information returns. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The amended and restated partnership agreement appoints the general partner as the Tax Matters Partner of Star Gas Partners.

  The Tax Matters Partner will make specified elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a Star Gas Partners unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. If Star Gas Partners elects to be treated as a large partnership, which we have not done and do not currently intend to do, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, if we elect to be treated as a large partnership, which it does not currently intend to do, the unitholders would be required to treat all partnership items in a manner consistent with our return.

  Each partner in an electing large partnership takes into account separately a number of items determined at the partnership level. In addition, miscellaneous itemized deductions of an electing large partnership are not passed through to the partners and 30% of such deductions are used at the partnership level.

  A number of changes have recently been made to the tax compliance and administrative rules relating to electing large partnerships. Adjustments relating to partnership items for a previous taxable year are generally taken into account by those persons who were partners in the previous taxable year. Each partner in an electing large partnership, however, must take into account his share of any adjustments to partnership items in the year those adjustments are made. Alternatively, an electing large partnership could elect, or in some circumstances could be required to, directly pay the tax resulting from any adjustments of this kind. In either case, therefore, unitholders could bear significant costs associated with tax adjustments relating to periods predating their acquisition of units. Although we are authorized under our partnership agreement to do so, we have not and do not expect to elect to have the large partnership provisions apply to us because of the cost of their application.

  Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

 (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

 (b)  whether the beneficial owner is;

   (1)  a person that is not a United States person,

   (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

   (3)  a tax-exempt entity.

 (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

 (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report this information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Registration as a Tax Shelter. The predecessor general partner, as our organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

  The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. Issuance of this Registration Number does not indicate that investment in Star Gas Partners or the claimed tax benefits have been reviewed, examined or approved by the IRS.

  We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose the tax shelter registration number of Star Gas Partners on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by Star Gas Partners is claimed or income of Star Gas Partners is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000, $10,000 for most corporations. The amount of any understatement subject to penalty generally is reduced if any portion of the understatement is attributable to a position adopted on the return (1) for which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include Star Gas Partners. If any Star Gas Partners item of income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of that valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Disposition of Units

  Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis in the units that were sold. The amount realized by the unitholder will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from such sale.

  Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price is less than his original cost.

  Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment, described under "--Disposition of Units--
Section 754 Election", attributable to an amortizable Section 197 intangible after a sale by the general partner of units, a unitholder could realize additional gain from the sale of units than if that convention had been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, resulting in greater overall taxable income allocable to him than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

  Gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. However, a portion of the capital gain that a unitholder realizes upon the sale or exchange of a unit may be subject to a maximum tax rate of 25% (instead of 20%) to the extent of the "unrecaptured section 1250 gain." A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. However, a selling unitholder who can identify the units transferred with an ascertainable holding period can elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must use that identification method for all subsequent sales or exchange of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor.

  Specific provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  (1)  a short sale;

  (2)  an offsetting notional principal contract; or

  (3) a futures or forward contract for the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract for a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer who or that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the principal national securities exchange on which the units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this allocation method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

  A unitholder who owns units any time during a quarter and who disposes of these units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Section 754 Election. We have made the election permitted by Section 754 of the Code, which generally permits us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Code to reflect his purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("Basis") and (2) his Section 743(b) adjustment to that basis.

  Treasury regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate the portion of the Section 743(b) increase with respect to the recovery property that is attributable to Section 704(c) built-in gain over the remaining cost recovery period for the Section 704(c) built-in gain. Any remaining portion of the Section 743(b) adjustment is recovered as if it were newely-purchased recovery property placed in service when the purchaser purchased his partnership interest. The recovery allowance for the purchaser's share of common basis is unaffected by the Section 743(b) adjustment.

  However, the Treasury regulations under Section 197 indicate that the Section 743(b) adjustment attributable to a section 197 intangible should be treated as a newely-acquired asset placed in service in the month when the purchaser acquires the common unit. Furthermore, under Treasury regulation Section 1.167(c)-1(a) (6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

  Pursuant to our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if such convention is not consistent with certain Treasury regulations. See "Tax Treatment of Operations--Uniformity of Common Units." Although counsel is unable to opine as to the validity of this method, we intend to depreciate the portion of Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property. This method is consistent with the regulations under Section 743, but arguably inconsistent with Treasury regulation Section 1.167(c)-1(a) (6), which is not expected to directly apply to a material portion of our assets, and Treasury regulation Section 1.197-2(g) (3). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approch may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "Tax Treatment of Operations--Uniformity of Common Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his units is higher than those units' share of the aggregate tax basis to us of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those unit's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. We cannot assure that our determinations will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of Star Gas Partners units may be allocated more income than he would have been allocated had the election not been revoked.

  Notification Requirements. A Star Gas Partners unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination. Star Gas Partners and Star Gas Propane will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Star Gas Partners capital and profits within a 12-month period. A termination of Star Gas Partners will cause a termination of Star Gas Propane. A termination of Star Gas Partners will result in the closing of Star Gas Partners' taxable year for all Star Gas Partners unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of Star Gas Partners may result in more than 12 months' taxable income or loss of Star Gas Partners being includable in his taxable income for the year of termination. Tax elections required to be made by Star Gas Partners, including a new election under
Section 754 of the Code, must be made after a termination and a termination could result in a deferral of Star Gas Partners deductions for depreciation. A termination could also result in penalties if Star Gas Partners were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Star Gas Partners to, any tax legislation enacted before the termination.

State, Local and Other Tax Considerations

  In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he or she resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Star Gas Partners. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Star Gas LLC anticipates that substantially all of our income will be generated in the following states: Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maine, Massachusetts, Minnesota, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, West Virginia and Wisconsin. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. Some of them may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "-- Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, we do not anticipate that any amounts required to be withheld will be material.

  It is the responsibility of each unitholder to investigate the legal and tax consequences of his investment in us, under the laws of pertinent states and localities. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all U.S. federal, state and local, tax returns that may be required. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                             CONFLICTS OF INTEREST

Conflicts of Interest May Arise as a Result of the Publicly-Traded Limited Partnership Structure

  Conflicts of interest have arises and could arise in the future as a result of relationships between the general partner and its affiliates, on the one hand, and Star Gas Partners or any of the limited partners, on the other hand. The directors and officers of the general partner have fiduciary duties to manage the general partner in a manner beneficial to its members. In general the general partner has a fiduciary duty to manage Star Gas Partners in a manner beneficial to Star Gas Partners and the unitholders. The partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to Star Gas Partners in resolving conflicts of interest. In effect, these provisions limit its fiduciary duty to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations, constitute breaches of fiduciary duty. An audit committee of the Star Gas LLC board has been created, consisting of two directors who are not officers of the general partner. At the request of the general partner the audit committee will review conflicts of interest that may arise between the general partner or its affiliates, on the one hand, and Star Gas Partners, on the other. Conflicts of interest could arise in the situations described below, among others:

  Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders or Accelerate the Right to Convert Senior Subordinated Units and Junior Subordinated Units. The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding matters such as:

  . cash expenditures;

  . participation in capital expansions and acquisitions;

  . borrowings;

  . issuance of additional units; and

  . establishment of reserves.

  In addition, borrowings by Star Gas Partners do not constitute a breach of any duty owed by the general partner to the unitholders, including those borrowings that have the purpose or effect of:

  . causing incentive distributions to be made; or

  . hastening the expiration of the subordination period.

The partnership agreements provides that we may borrow funds from the general partner and its affiliates although the general partner and its affiliates may not borrow funds from us.

  Star Gas Partners' Borrowings May Enable the General Partner to Permit Distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. Typically the general partner must act as a fiduciary to Star Gas Partners and the unitholder, and therefore must consider our best interests. However, it is not a breach of the general partner's fiduciary duty under the partnership agreement if our borrowings are effected in a manner that, directly or indirectly, enables the general partner to permit the payment of distributions on the senior subordinated units, junior subordinated units and general partner units.

  The General Partner Intends to Limit Its Liability with Respect to Star Gas Partners' Obligations. The general partner intends to limit its liability under contractual arrangements so that the other party has recourse only as to all or particular assets of Star Gas Partners, and not against the general partner or its assets. The partnership agreement provides that any action taken by the general partner to limit its liability, or that of Star Gas Partners, is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  Unitholders Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with Star Gas Partners. We will acquire services from, or provide services to, the general partner and its affiliates on an ongoing basis. The agreements relating to these arrangements will not grant to the unitholders, separate and apart from Star Gas Partners, the right to enforce the obligations of the general partner and its affiliates in favor of Star Gas Partners.

  Contracts Between Star Gas Partners on the One Hand, and the General Partner and Its Affiliates on the Other Will Not Be the Result of Arm's-Length Negotiations. The partnership agreement allows the general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. The general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between Star Gas Partners, on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of these transactions entered into are required to be on terms that are fair and reasonable to us.

  The General Partner's Affiliates May Compete with Star Gas Partners. Except for Irik P. Sevin, affiliates of the general partner are not prohibited from competing with us. Mr. Sevin's noncompetition agreement with us provides that he will not engage in the retail propane or retail home heating oil business in the United States so long as he:

  . is a director, officer or employee of the general partner, Star Gas
    Partners or a subsidiary of Star Gas Partners; or

  . has access to information that would put Star Gas Partners at a competitive disadvantage.

Further, Mr. Sevin is precluded from employing any person who was a managerial employee of the general partner, Star Gas Partners or a subsidiary of Star Gas Partners for the twelve-months after that employment so long as Mr. Sevin and his mother, Ms. Audrey Sevin, own in the aggregate more than a 10% voting interest in the general partner.

Fiduciary Duties Owed to Unitholders by the General Partner as Prescribed by Law and the Partnership Agreement

  The general partner is accountable to us and the Star Gas Partners unitholders as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling our assets and affairs. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the common stockholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Act nor case law defines with particularity the fiduciary duties owed by general partners to limited partners of a limited partnership. The Delaware Act does provide that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by general partners to limited partners and the partnership. Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner from taking any action or engaging in any transaction where a conflict of interest is present. In order to induce the general partner to manage the business of Star Gas Partners, the partnership agreement contains various provisions limiting the fiduciary duties that might otherwise be owed by the general partner. The partnership agreement also contains provisions that waive or consent to conduct by the general partner that might otherwise raise issues of compliance with fiduciary duties or applicable law.

  In order to become a limited partner of Star Gas Partners, a unitholder is required to agree to be bound by its provisions, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is enforceable even if not signed by a person being admitted as a limited partner or becoming an assignee of a limited partner interest in accordance with the terms of that agreement.

  Whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and Star Gas Partners or any other partner, on the other, the general partner shall resolve this conflict. The general partner shall not be in breach of its obligations under the partnership agreement or its duties to Star Gas Partners or the unitholders if the resolution of this conflict is fair and reasonable to Star Gas Partners. Any resolution is deemed to be fair and reasonable to Star Gas Partners if the resolution is:

  (1) approved by the audit committee, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

  (2) on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  (3) fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

                              PLAN OF DISTRIBUTION

  We may sell securities covered by this prospectus to or through underwriters or dealers, and we also may sell securities directly to other purchasers or through agents.

  We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

  If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  We may sell the securities directly or through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

  The validity of the securities will be passed upon for Star Gas Partners by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Star Gas Partners, and its subsidiary as of September 30, 1999 and 2000 and for the fiscal years ended September 30, 1998, 1999 and 2000 incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

  The balance sheets of Star Gas LLC as of September 30, 1999 and 2000 included in this prospectus have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, included upon authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Petro for the fiscal year ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the SEC's public reference room in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

  We have filed with the SEC a registration statement on Form S-3, regarding the securities offered by this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Regarding Star Gas Partners and the Securities offered by this prospectus, we refer you to that registration statement on Form S-3 and its related exhibits and schedules for further information.

                           FORWARD-LOOKING STATEMENTS

  Many of the statements contained in this prospectus, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations and statements made under "Cash Available for Distribution" are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as "anticipate," "continue," "expect," "may," "will," "estimate," "believe" or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

  .  the effect of weather conditions on our financial performance;

  .  our ability to obtain new customers and retain existing customers;

  . the price and supply of propane, home heating oil, natural gas and electricity;

  . our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

  .  the effect of national and regional economic conditions;

  .  the condition of the capital markets in the U.S.; and

  . the political and economic stability of the oil producing regions of the world.

  When considering forward-looking statements, you should keep in mind the risk factors referred to in this prospectus. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

  You should consider the above information when reading any forward-looking statement in:

  .  this prospectus; or

  .  documents incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Star Gas Partners with the SEC (File No. 33-98490) are incorporated by reference in this prospectus:

  . Star Gas Partners' 2000 Annual Report on Form 10-K.

  . Star Gas Partners' Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000.

  . Star Gas Partners' Current Report on Form 8-K, dated February 18, 1999.

  . Star Gas Partners' Current Report on Form 8-K, dated March 26, 1999.

  . Star Gas Partners' Current Report on Form 8-K, dated April 17, 2001.

  . Star Gas Partners' Registration Statement on Form 8-A, dated April 17,
   2001.

  In addition, all other reports and documents, we have filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering shall be deemed incorporated by reference in this prospectus from the date of filing of those reports and documents. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

  This prospectus incorporates documents by reference that are not included with this prospectus. These documents, excluding exhibits to the documents, are available without charge, upon oral or written request by any person to whom this prospectus is delivered. Contact Star Gas LLC, 2187 Atlantic Street, Stamford, Connecticut 06902, Attention: Richard F. Ambury, Vice President and Treasurer, telephone (203) 328-7313.

               ANNEX A--APPLICATION FOR TRANSFER OF COMMON UNITS

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form shown or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee

  (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"),

  (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement,

  (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment hereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,

  (d) gives the powers of attorney provided for in the Partnership Agreement and

  (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined here have the meanings assigned to those terms in the Partnership Agreement.

Date: _______________

-------------------------------------     -------------------------------------
Social Security or other identifying              Signature of Assignee
number of        Assignee


                                          -------------------------------------
-------------------------------------         Name and Address of Assignee
Purchase Price including
commissions, if any

Type of Entity (check one):

[_] Individual           [_] Partnership              [_] Corporation


[_] Trust                [_] Other (specify) __________________________________

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity

[_] Foreign Corporation  [_] Non-resident Alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended, the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

  1. I am not a non-resident alien for purposes of U.S. income taxation.

  2. My U.S. taxpayer identification number (Social Security Number) is _____.

  3. My home address is _____________________________________________________.

B. Partnership, Corporation or Other Interestholder

  1. ________________________________________________________ is not a foreign
                            (Name of Interestholder)
     corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interestholder's U.S. employer identification number is ____________.

  3. The interestholder's office address and place of incorporation (if applicable) is __________________________________________________________

     ________________________________________________________________________.

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                             ---------------------
                            (Name of Interestholder)

                             ---------------------
                               Signature and Date

                             ---------------------
                             Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                           ANNEX B--GLOSSARY OF TERMS

  Adjusted Operating Surplus: For any period, Operating Surplus generated during that period as adjusted to:

    (a) decrease Operating Surplus by;

      (1) any net increase in working capital borrowings during that period, and

      (2) any net reduction in cash reserves for Operating Expenditures during that period not relating to an Operating Expenditure made during that period; and

    (b) increase Operating Surplus by;

      (1) any net decrease in working capital borrowings during that period; and

      (2) any net increase in cash reserves for Operating Expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

  Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(1) of the definition of Operating Surplus.

  Available Cash: For any quarter prior to liquidation:

    (a)the sum of:

      (1) all cash and cash equivalents of the Star Gas Partners and its subsidiaries on hand at the end of that quarter; and

      (2) all additional cash and cash equivalents of Star Gas Partners and its subsidiaries on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings after the end of that quarter;

    (b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

      (1) provide for the proper conduct of the business of Star Gas Partners and its subsidiaries (including reserves for future capital expenditures) after that quarter;

      (2) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters; or

      (3) comply with applicable law or any debt instrument or other agreement or obligation to which any member of Star Gas Partners and its subsidiaries is a party or its assets are subject;

      provided, however, that the general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that in its judgment the establishment of reserves will not prevent Star Gas Partners from distributing the minimum quarterly distribution on all common units and any common unit arrearages thereon for the next four quarters; and, provided further, that disbursements made by Star Gas Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

  Capital Account: The capital account maintained for a partner under the amended and restated partnership agreement. The Capital Account for a common unit, a subordinated unit, a junior subordinated unit, a general partner unit or any other specified interest in Star Gas Partners shall be the amount which that Capital Account would be if that common unit, subordinated unit, junior subordinated unit, general partner unit or other interest in Star Gas Partners were the only interest in Star Gas Partners held by a partner.

  Capital Surplus: All Available Cash distributed by Star Gas Partners from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of Star Gas Partners equals the Operating Surplus as of the end of the quarter before that distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of such units on that day as determined reasonably and in good faith by the board of directors of the general partner.

  Current Market Price: With respect to any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices for the 20 consecutive trading days immediately prior to such date.

 Interim Capital Transactions:

    (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any member of Star Gas Partners and its subsidiaries;

    (b) sales of equity interests (including common units sold to the underwriters in the exercise of their over-allotment option) by any member of Star Gas Partners and its subsidiaries; and

    (c) sales or other voluntary or involuntary dispositions of any assets of any member of Star Gas Partners and its subsidiaries (other than sales or other dispositions of inventory in the ordinary course of business, sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements), in each case before the dissolution and liquidation of Star Gas Partners.

  Operating Expenditures: All expenditures of Star Gas Partners and its subsidiaries including taxes, reimbursements of the general partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is;

      (1) required for the sale or other disposition of assets or

      (2) made for the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by Star Gas Partners and its subsidiaries within 180 days before or after that payment to the extent of the principal amount of that indebtedness.

    (b) Operating Expenditures shall not include;

      (1) capital expenditures made for acquisitions or for capital improvements (as opposed to capital expenditures made to maintain assets);

      (2) payment of transaction expenses relating to Interim Capital Transactions;

      (3) payment of transaction expenses related to the merger and the transactions contemplated by the merger; or

      (4) distributions to partners. Where capital expenditures are made in part for acquisitions or capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Surplus: As to any period before liquidation:

    (a) the sum of:

      (1) $20,340,600 plus all cash of Star Gas Partners and its subsidiaries on hand as of the close of business on the closing date of the initial public offering;

      (2) all the cash receipts of Star Gas Partners and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the amended and restated partnership agreement; and

      (3) all cash receipts of Star Gas Partners and its subsidiaries after the end of that period but on or before the date of determination of Operating Surplus for the period resulting from borrowings for working capital purposes; less

    (b) the sum of:

      (1) Operating Expenditures for the period beginning on the date of the closing of the initial public offering and ending with the last day of that period; and

      (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to Star Gas Partners or any of its subsidiaries or disbursements on behalf of Star Gas Partners or any of its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of Available Cash for that period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within that period if the general partner so determines.

Notwithstanding the foregoing, "Operating Surplus" for the quarter in which the liquidation date occurs and any later quarter shall equal zero.

  subordination period: The subordination period will extend from the date of the closing of the initial public offering until the first to occur of the following:

    (a) the first day of any quarter beginning on or after October 1, 2002 for which;

      (1) distributions of Available Cash from Operating Surplus on each of the outstanding common units, senior subordinated units, junior subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and junior subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

      (2) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods equaled or exceeded the sum of minimum quarterly distribution on all of the common units, senior subordinated units, junior subordinated units and general partner units that were outstanding during those periods on a fully diluted basis for employee options or other employee incentive compensation (i.e., taking into account for purposes of that determination all outstanding common units, senior subordinated units, junior subordinated units and general partner units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which determination is made, and all units that have, as of the date of determination, been earned by but not yet issued to management of Star Gas Partners for incentive compensation); and

      (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

    (b) the date on which the general partner is removed as general partner of Star Gas Partners upon the requisite vote by limited partners under circumstances where cause does not exist; provided, however, that if the general partner is removed during the subordination period within 12 months after the end of a six-quarter period in which the minimum quarterly distribution was not made on the common units for more than one of those quarters (excluding for this purpose the payment of any common unit arrearages) and the first quarter of that six-quarter period that the minimum quarterly distribution on common units was not made occurs after March 31, 2001, then the subordination period will not end. In the event that the general partner is removed under the circumstances described above, the junior subordinated units shall convert into senior subordinated units on a one-for-one basis and the distribution rights on the general partner units will rank equally with the senior subordinated units.

  Working Capital Borrowings: Borrowings under to a facility or other arrangement requiring all of its borrowings to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

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